Exhibit 99.1

Item 8.	CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Olin Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Olin’s internal control system was designed to provide reasonable assurance to the company’s management and board of directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation, and may not prevent or detect all misstatements.

During the year ended December 31, 2015, we completed a series of transactions consummated on October 5, 2015 which resulted in the acquisition from The Dow Chemical Company (TDCC) of its U.S. Chlor Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses (collectively, the Acquired Business). In accordance with the SEC’s published guidance, management’s assessment of the effectiveness of internal control over financial reporting did not include consideration of the internal controls of the Acquired Business. The Acquired Business’s financial results are included in Olin’s consolidated financial statements and constituted total assets of $6,360.3 million as of December 31, 2015 and $802.6 million of sales for the year then ended.

The management of Olin Corporation has assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2015. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013) to guide our analysis and assessment. Based on our assessment as of December 31, 2015, the company’s internal control over financial reporting was effective based on those criteria.

Our independent registered public accountants, KPMG LLP, have audited and issued a report on our internal control over financial reporting, which appears in Olin’s Annual Report on Form 10-K as of and for the year ended December 31, 2015.

/s/ John E. Fischer

President and Chief Executive Officer

/s/ Todd A. Slater

Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Olin Corporation:

We have audited the accompanying consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of Olin Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Olin Corporation and subsidiaries as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Olin Corporation’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2016 expressed an unqualified opinion on the effectiveness of the Olin Corporation’s internal control over financial reporting.

Our report dated February 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states the U.S. Chlor Alkali and Vinyl, Global Chlorinated Organics, and Global Epoxy businesses acquired from The Dow Chemical Company (collectively, the Acquired Business) have been excluded from management’s assessment of the effectiveness of Olin Corporation’s internal control over financial reporting as of December 31, 2015; the Acquired Business’ internal control over financial reporting associated with total assets of $6,360.3 million and total sales of $802.6 million included in the consolidated financial statements of Olin Corporation as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Olin Corporation also excluded an evaluation of the internal control over financial reporting of the Acquired Business.

/s/ KPMG LLP

February 29, 2016, except as it relates to the “Supplemental Guarantor Financial Information” note, as to which the date is July 29, 2016.

CONSOLIDATED BALANCE SHEETS

December 31

(In millions, except per share data)

	2015	2014
Assets
Current assets:
Cash and cash equivalents	$392.0	$256.8
Receivables, net	783.4	263.1
Income taxes receivable	32.9	21.6
Inventories	685.2	210.1
Current deferred income taxes	—	54.2
Other current assets	39.9	10.3

Total current assets	1,933.4	816.1
Property, plant and equipment, net	3,953.4	931.0
Deferred income taxes	95.9	12.5
Other assets	454.6	59.0
Intangible assets, net	677.5	123.5
Goodwill	2,174.1	747.1

Total assets	$9,288.9	$2,689.2

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt	$205.0	$16.4
Accounts payable	608.2	146.8
Income taxes payable	4.9	0.2
Accrued liabilities	328.1	214.3

Total current liabilities	1,146.2	377.7
Long-term debt	3,643.8	649.8
Accrued pension liability	648.9	182.0
Deferred income taxes	1,095.2	107.1
Other liabilities	336.0	359.3

Total liabilities	6,870.1	1,675.9
Commitments and contingencies
Shareholders’ equity:
Common stock, par value $1 per share:
Authorized, 240.0 shares (120.0 in 2014);
Issued and outstanding, 165.1 shares (77.4 in 2014)	165.1	77.4
Additional paid-in capital	2,236.4	788.3
Accumulated other comprehensive loss	(492.5)	(443.1)
Retained earnings	509.8	590.7

Total shareholders’ equity	2,418.8	1,013.3

Total liabilities and shareholders’ equity	$9,288.9	$2,689.2

The accompanying notes to consolidated financial statements are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31

(In millions, except per share data)

	2015	2014	2013
Sales	$2,854.4	$2,241.2	$2,515.0
Operating expenses:
Cost of goods sold	2,486.8	1,853.2	2,033.7
Selling and administration	186.5	166.2	190.0
Restructuring charges	2.7	15.7	5.5
Acquisition-related costs	123.4	4.2	—
Other operating income	45.7	1.5	0.7

Operating income	100.7	203.4	286.5
Earnings of non-consolidated affiliates	1.7	1.7	2.8
Interest expense	97.0	43.8	38.6
Interest income	1.1	1.3	0.6
Other income (expense)	0.2	0.1	(1.3)

Income from continuing operations before taxes	6.7	162.7	250.0
Income tax provision	8.1	57.7	71.4

Income (loss) from continuing operations	(1.4)	105.0	178.6
Income from discontinued operations, net	—	0.7	—

Net (loss) income	$(1.4)	$105.7	$178.6

Net (loss) income per common share:
Basic (loss) income per common share:
Income (loss) from continuing operations	$(0.01)	$1.33	$2.24
Income from discontinued operations, net	—	0.01	—

Net (loss) income	$(0.01)	$1.34	$2.24

Diluted (loss) income per common share:
Income (loss) from continuing operations	$(0.01)	$1.32	$2.21
Income from discontinued operations, net	—	0.01	—

Net (loss) income	$(0.01)	$1.33	$2.21

Average common shares outstanding:
Basic	103.4	78.6	79.9

Diluted	103.4	79.7	80.9

The accompanying notes to consolidated financial statements are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31

(In millions)

	2015	2014	2013
Net (loss) income	$(1.4)	$105.7	$178.6
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments, net	(9.8)	(1.8)	(2.6)
Unrealized losses on derivative contracts, net	(2.7)	(5.1)	(3.8)
Pension and postretirement liability adjustments, net	(78.8)	(86.6)	(7.7)
Amortization of prior service costs and actuarial losses, net	41.9	15.5	20.3

Total other comprehensive (loss) income, net of tax	(49.4)	(78.0)	6.2

Comprehensive (loss) income	$(50.8)	$27.7	$184.8

The accompanying notes to consolidated financial statements are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In millions, except per share data)

	Common Stock		Additional	Accumulated Other		Total
	Shares Issued	Par Value	Paid-In Capital	Comprehensive Loss	Retained Earnings	Shareholders’ Equity
Balance at January 1, 2013	80.2	$80.2	$856.1	$(371.3)	$433.4	$998.4
Net income	—	—	—	—	178.6	178.6
Other comprehensive income	—	—	—	6.2	—	6.2
Dividends paid:
Common stock ($0.80 per share)	—	—	—	—	(64.0)	(64.0)
Common stock repurchased and retired	(1.5)	(1.5)	(34.7)	—	—	(36.2)
Common stock issued for:
Stock options exercised	0.5	0.5	9.2	—	—	9.7
Other transactions	0.2	0.2	3.0	—	—	3.2
Stock-based compensation	—	—	5.2	—	—	5.2

Balance at December 31, 2013	79.4	79.4	838.8	(365.1)	548.0	1,101.1

Net income	—	—	—	—	105.7	105.7
Other comprehensive loss	—	—	—	(78.0)	—	(78.0)
Dividends paid:
Common stock ($0.80 per share)	—	—	—	—	(63.0)	(63.0)
Common stock repurchased and retired	(2.5)	(2.5)	(62.3)	—	—	(64.8)
Common stock issued for:
Stock options exercised	0.5	0.5	11.6	—	—	12.1
Other transactions	—	—	(1.4)	—	—	(1.4)
Stock-based compensation	—	—	1.6	—	—	1.6

Balance at December 31, 2014	77.4	77.4	788.3	(443.1)	590.7	1,013.3

Net loss	—	—	—	—	(1.4)	(1.4)
Other comprehensive loss	—	—	—	(49.4)	—	(49.4)
Dividends paid:
Common stock ($0.80 per share)	—	—	—	—	(79.5)	(79.5)
Common stock issued for:
Stock options exercised	0.1	0.1	3.0	—	—	3.1
Other transactions	0.1	0.1	2.2	—	—	2.3
Business acquired in purchase transaction, net of issuance costs	87.5	87.5	1,438.0	—	—	1,525.5
Stock-based compensation	—	—	4.9	—	—	4.9

Balance at December 31, 2015	165.1	$165.1	$2,236.4	$(492.5)	$509.8	$2,418.8

The accompanying notes to consolidated financial statements are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31

(In millions)

	2015	2014	2013
Operating Activities
Net (loss) income	$(1.4)	$105.7	$178.6
Adjustments to reconcile net (loss) income to net cash and cash equivalents provided by (used for) operating activities:
Earnings of non-consolidated affiliates	(1.7)	(1.7)	(2.8)
Gain on disposition of non-consolidated affiliate	—	—	(6.5)
Gains on disposition of property, plant and equipment	(25.2)	(1.1)	(0.4)
Stock-based compensation	7.6	5.1	8.8
Depreciation and amortization	228.9	139.1	135.3
Deferred income taxes	5.6	31.0	12.4
Write-off of equipment and facility included in restructuring charges	0.5	3.3	—
Qualified pension plan contributions	(0.9)	(0.8)	(1.0)
Qualified pension plan income	(32.0)	(28.5)	(24.1)
Change in assets and liabilities:
Receivables	(115.1)	25.8	18.9
Income taxes receivable/payable	(12.6)	(27.8)	0.4
Inventories	(1.7)	(23.6)	8.6
Other current assets	(30.6)	1.7	0.7
Accounts payable and accrued liabilities	185.1	(38.5)	1.0
Other assets	37.6	5.2	1.3
Other noncurrent liabilities	(32.5)	(33.2)	(14.5)
Other operating activities	5.5	(2.5)	0.3

Net operating activities	217.1	159.2	317.0

Investing Activities
Capital expenditures	(130.9)	(71.8)	(90.8)
Business acquired and related transactions, net of cash acquired	(408.1)	—	—
Proceeds from sale/leaseback of equipment	—	—	35.8
Proceeds from disposition of property, plant and equipment	26.2	5.6	4.6
Distributions from affiliated companies, net	8.8	—	1.5
Restricted cash activity, net	—	4.2	7.7
Other investing activities	—	0.3	(2.6)

Net investing activities	(504.0)	(61.7)	(43.8)

Financing Activities
Long-term debt:
Borrowings	1,275.0	150.0	—
Repayments	(730.7)	(162.4)	(23.7)
Earn out payment - SunBelt	—	(14.8)	(17.1)
Common stock repurchased and retired	—	(64.8)	(36.2)
Stock options exercised	2.2	6.6	8.8
Excess tax benefits from stock-based compensation	0.4	1.1	1.6
Dividends paid	(79.5)	(63.0)	(64.0)
Debt and equity issuance costs	(45.2)	(1.2)	—

Net financing activities	422.2	(148.5)	(130.6)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	—	—

Net increase (decrease) in cash and cash equivalents	135.2	(51.0)	142.6
Cash and cash equivalents, beginning of year	256.8	307.8	165.2

Cash and cash equivalents, end of year	$392.0	$256.8	$307.8

Cash paid for interest and income taxes:
Interest	$32.3	$36.8	$37.2

Income taxes, net of refunds	$5.3	$49.0	$61.3

The accompanying notes to consolidated financial statements are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DESCRIPTION OF BUSINESS

Olin Corporation is a Virginia corporation, incorporated in 1892, having its principal executive offices in Clayton, MO. On October 5, 2015 (the Closing Date), we acquired from The Dow Chemical Company (TDCC) its U.S. Chlor Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses (collectively, the Acquired Business), whose operating results are included in the accompanying financial statements since the Closing Date. For segment reporting purposes, a portion of the Acquired Business’s operating results comprise the newly created Epoxy segment with the remaining operating results combined with Olin’s Chlor Alkali Products and Chemical Distribution segments to comprise the newly created Chlor Alkali Products and Vinyls segment.

We are a manufacturer concentrated in three business segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester. Chlor Alkali Products and Vinyls manufactures and sells chlorine and caustic soda, ethylene dichloride and vinyl chloride monomer, methyl chloride, methylene chloride, chloroform, carbon tetrachloride, perchloroethylene, trichloroethylene and vinylidene chloride, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. The Epoxy segment produces and sells a full range of epoxy materials, including allyl chloride, epichlorohydrin, liquid epoxy resins and downstream products such as converted epoxy resins and additives. The Winchester segment products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges. See our discussion of our segment disclosures contained in Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations to Olin’s Annual Report on Form 10-K for the year ended December 31, 2015.”

ACCOUNTING POLICIES

The preparation of the consolidated financial statements requires estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. Actual results could differ from those estimates.

Basis of Presentation

The consolidated financial statements include the accounts of Olin Corporation and all majority-owned subsidiaries. Investment in our affiliates are accounted for on the equity method. Accordingly, we include only our share of earnings or losses of these affiliates in consolidated net (loss) income. Certain reclassifications were made to prior year amounts to conform to the 2015 presentation.

Revenue Recognition

Revenues are recognized on sales of product at the time the goods are shipped and the risks of ownership have passed to the customer. Shipping and handling fees billed to customers are included in sales. Allowances for estimated returns, discounts and rebates are recognized when sales are recorded and are based on various market data, historical trends and information from customers. Actual returns, discounts and rebates have not been materially different from estimates.

Cost of Goods Sold and Selling and Administration Expenses

Cost of goods sold includes the costs of inventory sold, related purchasing, distribution and warehousing costs, costs incurred for shipping and handling, depreciation and amortization expense related to these activities and environmental remediation costs and recoveries.

Selling and administration expenses include personnel costs associated with sales, marketing and administration, research and development, legal and legal-related costs, consulting and professional services fees, advertising expenses, depreciation expense related to these activities, foreign currency translation and other similar costs.

Other Operating Income

Other operating income consists of miscellaneous operating income items, which are related to our business activities, and (losses) gains on disposition of property, plant and equipment.

Included in other operating income were the following:

	Years Ended December 31,
	2015	2014	2013
	($ in millions)
(Losses) gains on disposition of property, plant and equipment, net	$(0.6)	$0.2	$(1.1)
Gains on dispositions of former manufacturing facilities	—	—	1.5
Gains on insurance recoveries	46.0	—	—
Gain on resolution of a contract matter	—	1.0	—
Other	0.3	0.3	0.3

Other operating income	$45.7	$1.5	$0.7

The gains on insurance recoveries in 2015 included insurance recoveries for property damage and business interruption of $42.3 million related to the portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014 and $3.7 million related to the McIntosh, AL chlor alkali facility.

Other Income (Expense)

Other income (expense) consists of non-operating income items which are not related to our primary business activities. Other income (expense) in 2013 included $7.9 million of expense for our earn out liability from the acquisition of the remaining 50% of the SunBelt Chlor Alkali Partnership, which we refer to as SunBelt. Other income (expense) in 2013 also included a gain of $6.5 million on the sale of our equity interest in a bleach joint venture.

Foreign Currency Translation

Our worldwide operations utilize the U.S. dollar (USD) or local currency as the functional currency, where applicable. For foreign entities where the USD is the functional currency, gains and losses resulting from balance sheet translations are included in selling and administration. For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are included in accumulated other comprehensive loss. Assets and liabilities denominated in other than the local currency are remeasured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD using an approximation of the average rate prevailing during the period. We change the functional currency of our separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed.

Cash and Cash Equivalents

All highly liquid investments, with a maturity of three months or less at the date of purchase, are considered to be cash equivalents.

Short-Term Investments

We classify our marketable securities as available-for-sale, which are reported at fair market value with unrealized gains and losses included in accumulated other comprehensive loss, net of applicable taxes. The fair value of marketable securities is determined by quoted market prices. Realized gains and losses on sales of investments, as determined on the specific identification method, and declines in value of securities judged to be other-than-temporary are included in other income (expense) in the consolidated statements of operations. Interest and dividends on all securities are included in interest income and other income (expense), respectively.

Allowance for Doubtful Accounts Receivable

We evaluate the collectibility of accounts receivable based on a combination of factors. We estimate an allowance for doubtful accounts as a percentage of net sales based on historical bad debt experience. This estimate is periodically adjusted when we become aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in the overall aging of accounts receivable. While we have a large number of customers that operate in diverse businesses and are geographically dispersed, a general economic downturn in any of the industry segments in which we operate could result in higher than expected defaults, and, therefore, the need to revise estimates for the provision for doubtful accounts could occur.

Inventories

Inventories are valued at the lower of cost or market. For U.S. inventories, inventory costs are determined principally by the dollar value last-in, first-out (LIFO) method of inventory accounting while for international inventories, inventory costs are determined principally by the first-in, first-out (FIFO) method of inventory accounting. Cost for other inventories has been determined principally by the average-cost method (primarily operating supplies, spare parts and maintenance parts). Elements of costs in inventories include raw materials, direct labor and manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Interest costs incurred to finance expenditures for major long-term construction projects are capitalized as part of the historical cost and included in property, plant and equipment and are depreciated over the useful lives of the related assets. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is shorter. Start-up costs are expensed as incurred. Expenditures for maintenance and repairs are charged to expense when incurred while the costs of significant improvements, which extend the useful life of the underlying asset, are capitalized.

Property, plant and equipment are reviewed for impairment when conditions indicate that the carrying values of the assets may not be recoverable. Such impairment conditions include an extended period of idleness or a plan of disposal. If such impairment indicators are present or other factors exist that indicate that the carrying amount of an asset may not be recoverable, we determine whether impairment has occurred through the use of an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist.

For our Chlor Alkali Products and Vinyls, Epoxy and Winchester segments, the lowest level for which identifiable cash flows exist is the operating facility level or an appropriate grouping of operating facilities level. The amount of impairment loss, if any, is measured by the difference between the net book value of the assets and the estimated fair value of the related assets.

Restricted Cash

Restricted cash, which is restricted as to withdrawal or usage, is classified on our consolidated balance sheet as a noncurrent asset separately from cash and cash equivalents.

Asset Retirement Obligations

We record the fair value of an asset retirement obligation associated with the retirement of a tangible long-lived asset as a liability in the period incurred. The liability is measured at discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s useful life. Asset retirement obligations are reviewed annually in the fourth quarter and/or when circumstances or other events indicate that changes underlying retirement assumptions may have occurred.

The activity of our asset retirement obligation was as follows:

	December 31,
	2015	2014
	($ in millions)
Beginning balance	$54.4	$60.8
Accretion	3.6	3.5
Spending	(8.2)	(11.2)
Currency translation adjustments	(1.1)	(0.7)
Acquisition activity	1.7	—
Adjustments	3.1	2.0

Ending balance	$53.5	$54.4

At December 31, 2015 and 2014, our consolidated balance sheets included an asset retirement obligation of $46.2 million and $44.2 million, respectively, which were classified as other noncurrent liabilities.

In 2015, we had net adjustments that increased the asset retirement obligation by $3.1 million, which were primarily comprised of increases in estimated costs for certain assets. In 2014, we had net adjustments that increased the asset retirement obligation by $2.0 million, which were primarily due to changes in the estimated timing of payments for certain assets.

Comprehensive Income (Loss)

Accumulated other comprehensive loss consists of foreign currency translation adjustments, pension and postretirement liability adjustments, pension and postretirement amortization of prior service costs and actuarial losses and net unrealized (losses) gains on derivative contracts.

Goodwill and Intangible Assets

Goodwill is not amortized, but is reviewed for impairment annually in the fourth quarter and/or when circumstances or other events indicate that impairment may have occurred. On January 1, 2012, we adopted Accounting Standards Update (ASU) 2011-08 “Testing Goodwill for Impairment” (ASU 2011-08) which permits entities to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step goodwill impairment test.

Circumstances that are considered as part of the qualitative assessment and could trigger the two-step impairment test include, but are not limited to: a significant adverse change in the business climate; a significant adverse legal judgment; adverse cash flow trends; an adverse action or assessment by a government agency; unanticipated competition; decline in our stock price; and a significant restructuring charge within a reporting unit. We define reporting units at the business segment level or one level below the business segment level. For purposes of testing goodwill for impairment, goodwill has been allocated to our reporting units to the extent it relates to each reporting unit. Based upon our qualitative assessment, it is more likely than not that the fair value of our reporting units are greater than their carrying value at December 31, 2015. No impairment charges were recorded for 2015, 2014 or 2013.

It is our practice, at a minimum, to perform a quantitative goodwill impairment test in the fourth quarter every three years. In the fourth quarter of 2014, we performed our triennial quantitative goodwill impairment test for our reporting units. We use a discounted cash flow approach to develop the estimated fair value of a reporting unit when a quantitative test is performed. Management judgment is required in developing the assumptions for the discounted cash flow model. We also corroborate our discounted cash flow analysis by evaluating a market-based approach that considers earnings before interest, taxes, depreciation and amortization (EBITDA) multiples from a representative sample of comparable public companies. As a further indicator that each reporting unit has been valued appropriately using a discounted cash flow model, the aggregate fair value of all reporting units is reconciled to the total market value of Olin. An impairment would be recorded if the carrying amount exceeded the estimated fair value.

The discount rate, profitability assumptions and terminal growth rate of our reporting units and the cyclical nature of the chlor alkali industry were the material assumptions utilized in the discounted cash flow model used to estimate the fair value of each reporting unit. The discount rate reflects a weighted-average cost of capital, which is calculated based on observable market data. Some of these data (such as the risk free or treasury rate and the pretax cost of debt) are based on the market data at a point in time. Other data (such as the equity risk premium) are based upon market data over time for a peer group of companies in the chemical manufacturing or distribution industries with a market capitalization premium added, as applicable.

The discounted cash flow analysis requires estimates, assumptions and judgments about future events. Our analysis uses our internally generated long-range plan. Our discounted cash flow analysis uses the assumptions in our long-range plan about terminal growth rates, forecasted capital expenditures and changes in future working capital requirements to determine the implied fair value of each reporting unit. The long-range plan reflects management judgment, supplemented by independent chemical industry analyses which provide multi-year industry operating and pricing forecasts.

We believe the assumptions used in our goodwill impairment analysis are appropriate and result in reasonable estimates of the implied fair value of each reporting unit. However, given the economic environment and the uncertainties regarding the impact on our business, there can be no assurance that our estimates and assumptions, made for purposes of our goodwill impairment testing will prove to be an accurate prediction of the future. If our assumptions regarding future performance are not achieved, we may be required to record goodwill impairment charges in future periods. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material.

During 2012, we adopted ASU 2012-02 “Testing Indefinite Lived Intangible Assets for Impairment” (ASU 2012-02) which permits entities to make a qualitative assessment of whether it is more likely than not that an indefinite-lived intangible asset’s fair value is less than its carrying amount before performing a quantitative impairment test. Circumstances that are considered as part of the qualitative assessment and could trigger a quantitative impairment test include, but are not limited to: a significant adverse change in the business climate; a significant adverse legal judgment including asset specific factors; adverse cash flow trends; an adverse action or assessment by a government agency; unanticipated competition; decline in our stock price; and a significant restructuring charge within a reporting unit. Based upon our qualitative assessment, it is more likely than not that the fair value of our indefinite-lived intangible asset is greater than its carrying amount as of December 31, 2015. No impairment of our intangible assets were recorded in 2015, 2014 or 2013.

Other Assets

Included in other assets were the following:

	December 31,
	2015	2014
	($ in millions)
Investments in non-consolidated affiliates	$25.0	$23.3
Deferred debt issuance costs	3.3	1.4
Bleach joint venture receivable	—	7.8
Income tax receivable	1.5	6.6
Interest rate swaps	—	3.5
Supply contracts	406.5	—
Other	18.3	16.4

Other assets	$454.6	$59.0

In connection with the Acquisition, Olin and TDCC have agreed to enter into arrangements for the long-term supply of ethylene by TDCC to Olin, pursuant to which, among other things, Olin has made upfront payments of $433.5 million upon the Closing Date in order to receive ethylene at producer economics and for certain reservation fees for the option to obtain additional future ethylene supply at producer economics. The fair value of the long-term supply contracts recorded as of the Closing Date was a long-term asset of $410.8 million which will be amortized over the life of the contracts as ethylene is received. If the options are exercised by us, additional payments will be made to TDCC of between $230 million and $250 million on or about the fourth quarter of 2017 and between $425 million and $465 million on or about the fourth quarter of 2020, which will increase the value of the long-term asset. Amortization expense of $4.3 million was recognized within cost of goods sold in 2015 related to these supply contracts and is reflected in depreciation and amortization on the consolidated statements of cash flows. The long-term supply contracts are monitored for impairment each reporting period.

Environmental Liabilities and Expenditures

Accruals (charges to income) for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based upon current law and existing technologies. These amounts, which are not discounted and are exclusive of claims against third parties, are adjusted periodically as assessment and remediation efforts progress or additional technical or legal information becomes available. Environmental costs are capitalized if the costs increase the value of the property and/or mitigate or prevent contamination from future operations.

Discontinued Operations

We present the results of operations, financial position and cash flows that have either been sold or that meet the criteria for “held for sale” accounting as discontinued operations. At the time an operation qualifies for held for sale accounting, the operation is evaluated to determine whether or not the carrying value exceeds its fair value less cost to sell. Any loss as a result of carrying value in excess of fair value less cost to sell is recorded in the period the operation meets held for sale accounting. Management judgment is required to assess the criteria required to meet held for sale accounting, and estimate fair value. Changes to the operation could cause it to no longer qualify for held for sale accounting and changes to fair value or adjustments to amounts previously reported as discontinued operations could result in an increase or decrease to previously recognized losses.

Income Taxes

Deferred taxes are provided for differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the value of the deferred tax assets will not be realized.

Derivative Financial Instruments

We are exposed to market risk in the normal course of our business operations due to our purchases of certain commodities, our ongoing investing and financing activities and our operations that use foreign currencies. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies and procedures governing our management of market risks and the use of financial instruments to manage exposure to such risks. We use hedge accounting treatment for substantially all of our business transactions whose risks are covered using derivative instruments. The hedge accounting treatment provides for the deferral of gains or losses on derivative instruments until such time as the related transactions occur.

Concentration of Credit Risk

Accounts receivable is the principal financial instrument which subjects us to a concentration of credit risk. Credit is extended based upon the evaluation of a customer’s financial condition and, generally, collateral is not required. Concentrations of credit risk with respect to receivables are somewhat limited due to our large number of customers, the diversity of these customers’ businesses and the geographic dispersion of such customers. Our accounts receivable are predominantly derived from sales denominated in USD or the Euro. We maintain an allowance for doubtful accounts based upon the expected collectibility of all trade receivables.

Fair Value

Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties or the amount that would be paid to transfer a liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.

Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, defined by Accounting Standards Codification (ASC) 820 “Fair Value Measurement” (ASC 820), and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 — Inputs were unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) were either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflected management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration was given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Retirement-Related Benefits

We account for our defined benefit pension plans and non-pension postretirement benefit plans using actuarial models required by ASC 715 “Compensation-Retirement Benefits” (ASC 715). These models use an attribution approach that generally spreads the financial impact of changes to the plan and actuarial assumptions over the average remaining service lives of the employees in the plan. Changes in liability due to changes in actuarial assumptions such as discount rate, rate of compensation increases and mortality, as well as annual deviations between what was assumed and what was experienced by the plan are treated as actuarial gains or losses. The principle underlying the required attribution approach is that employees render service over their average remaining service lives on a relatively smooth basis and, therefore, the accounting for benefits earned under the pension or non-pension postretirement benefits plans should follow the same relatively smooth pattern. Substantially all domestic defined benefit pension plan participants are no longer accruing benefits; therefore, actuarial gains and losses are amortized based upon the remaining life expectancy of the inactive plan participants. For the years ended December 31, 2015 and 2014, the average remaining life expectancy of the inactive participants in the defined benefit pension plan was 19 years and 18 years, respectively.

One of the key assumptions for the net periodic pension calculation is the expected long-term rate of return on plan assets, used to determine the “market-related value of assets.” The “market-related value of assets” recognizes differences between the plan’s actual return and expected return over a five year period. The required use of an expected long-term rate of return on the market-related value of plan assets may result in a recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and, therefore, result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the employees. As differences between actual and expected returns are recognized over five years, they subsequently generate gains and losses that are subject to amortization over the average remaining life expectancy of the inactive plan participants, as described in the preceding paragraph.

We use long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns and inflation by reference to external sources to develop the expected long-term rate of return on plan assets as of December 31.

The discount rate assumptions used for pension and non-pension postretirement benefit plan accounting reflect the rates available on high-quality fixed-income debt instruments on December 31 of each year. The rate of compensation increase is based upon our long-term plans for such increases. For retiree medical plan accounting, we review external data and our own historical trends for healthcare costs to determine the healthcare cost trend rates.

Stock-Based Compensation

We measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, performance shares and restricted stock, based on the grant-date fair value of the award. This cost is recognized over the period during which an employee is required to provide service in exchange for the award, the requisite service period (usually the vesting period). An initial measurement is made of the cost of employee services received in exchange for an award of liability instruments based on its current fair value and the value of that award is subsequently remeasured at each reporting date through the settlement date. Changes in fair value of liability awards during the requisite service period are recognized as compensation cost over that period.

The fair value of each option granted, which typically vests ratably over three years, but not less than one year, was estimated on the date of grant, using the Black-Scholes option-pricing model with the following assumptions:

	2015	2014	2013
Dividend yield	2.92%	3.13%	3.44%
Risk-free interest rate	1.69%	2.13%	1.35%
Expected volatility	34%	42%	43%
Expected life (years)	6.0	7.0	7.0
Weighted-average grant fair value (per option)	$6.80	$8.34	$7.05
Weighted-average exercise price	$27.40	$25.69	$23.28
Shares granted	776,750	624,200	621,000

Dividend yield was based on a historical average. Risk-free interest rate was based on zero coupon U.S. Treasury securities rates for the expected life of the options. Expected volatility was based on our historical stock price movements, as we believe that historical experience is the best available indicator of the expected volatility. Expected life of the option grant was based on historical exercise and cancellation patterns, as we believe that historical experience is the best estimate for future exercise patterns.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02 “Leases,” which supersedes ASC 840 “Leases” and creates a new topic, ASC 842 “Leases.” This update requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. This update is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years, with earlier application permitted. This update will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We are currently evaluating the effect of this update on our consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17 “Balance Sheet Classification of Deferred Taxes” (ASU 2015-17), which amends ASC 740 “Income Taxes” (ASC 740). This update requires deferred income tax liabilities and assets, and any related valuation allowance, to be classified as noncurrent on the balance sheet.

This update simplified the current guidance requiring the deferred taxes for each jurisdiction to be presented as a net current asset or liability and net noncurrent asset or liability. This update is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years. The guidance may be applied either prospectively or retrospectively, with earlier application permitted. We adopted the provisions of ASU 2015-17 as of December 31, 2015, which was applied prospectively and therefore all prior periods have not been retrospectively adjusted.

In September 2015, the FASB issued ASU 2015-16 “Simplifying the Accounting for Measurement - Period Adjustments” which amends ASC 805 “Business Combinations.” This update requires that an acquirer in a business combination recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustments are determined. This update is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. This update should be applied prospectively to adjustments of provisional amounts that occur after the effective date with earlier application permitted. The adoption of this standard could impact our consolidated financial statements as we finalize the preliminary purchase accounting for the Acquired Business.

In July 2015, the FASB issued ASU 2015-11 “Simplifying the Measurement of Inventory,” which amends ASC 330 “Inventory.” This update requires entities to measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. This update simplifies the current guidance under which an entity must measure inventory at the lower of cost or market. This update does not impact inventory measured using LIFO. This update is effective for fiscal years beginning after December 15, 2016. This update will not have a material effect on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs” (ASU 2015-03) and, in August 2015, the FASB issued ASU 2015-15 “Interest-Imputation of Interest” (ASU 2015-15), which both amend ASC 835-30 “Interest-Imputation of Interest.” These updates require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability while debt issuance costs related to line-of-credit arrangements will continue to be presented as an asset. We adopted ASU 2015-03 and ASU 2015-15 on January 1, 2016 which required retrospective application. As of December 31, 2015 and December 31, 2014, debt issuance costs of $31.4 million and $8.9 million, respectively, were reclassified within our consolidated balance sheet from other assets to long-term debt and $1.5 million and zero, respectively, were reclassified within our consolidated balance sheet from other assets to current installments of long-term debt.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers,” which amends ASC 605 “Revenue Recognition” and creates a new topic, ASC 606 “Revenue from Contracts with Customers.” This update provides guidance on how an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Upon initial application, the provisions of this update are required to be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this update recognized at the date of initial application. This update also expands the disclosure requirements surrounding revenue recorded from contracts with customers. In August 2015, the FASB issued ASU 2015-14 “Revenue from Contracts with Customers” (ASU 2015-14), which amends ASC 606. This update defers the effective date of ASU 2014-09 for fiscal years, and interim periods within those years, beginning after December 15, 2017. We are currently evaluating the effect of this update on our financial statements and have not yet determined the method of initial application we will use.

ACQUISITION

On the Closing Date, Olin consummated the previously announced merger (the Merger), using a Reverse Morris Trust structure, of our wholly owned subsidiary, Blue Cube Acquisition Corp. (Merger Sub), with and into Blue Cube Spinco Inc. (Spinco), with Spinco as the surviving corporation and a wholly owned subsidiary of Olin, as contemplated by the Agreement and Plan of Merger (the Merger Agreement) dated March 26, 2015, among Olin, TDCC, Merger Sub and Spinco (collectively, the Acquisition). Pursuant to the Merger Agreement and a Separation Agreement dated March 26, 2015 between TDCC and Spinco (the Separation Agreement), prior to the Merger, (1) TDCC transferred the Acquired Business to Spinco and (2) TDCC distributed Spinco’s stock to TDCC’s shareholders by way of a split-off (the Distribution). Upon consummation of the transactions contemplated by the Merger Agreement and the Separation Agreement (the Transactions), the shares of Spinco common stock then outstanding were automatically converted into the right to receive approximately 87.5 million shares of Olin common stock, which were issued by Olin on the Closing Date, and represented approximately 53% of the outstanding shares of Olin common stock, together with cash in lieu of fractional shares. Olin’s pre-Merger shareholders continued to hold the remaining approximately 47% of the outstanding shares of Olin common stock. On the Closing Date, Spinco became a wholly owned subsidiary of Olin.

The following table summarizes the aggregate purchase price for the Acquired Business and related transactions, subject to certain post-closing adjustments:

October 5, 2015
(In millions, except per share data)
Shares	87.5
Value of common stock on October 2, 2015	17.46

Equity consideration by exchange of shares	$1,527.4
Cash and debt instruments received by TDCC	2,095.0
Accrual for future payments	90.2
Up-front payments under the ethylene agreements	433.5

Total cash, debt and equity consideration	$4,146.1

Long-term debt assumed	569.0
Pension liabilities assumed	447.1

Aggregate purchase price	$5,162.2

The value of the common stock was based on the closing stock price on the last trading day prior to the Closing Date.

In connection with the Acquisition, TDCC retained liabilities relating to the Acquired Business for litigation, releases of hazardous materials and violations of environmental law to the extent arising prior to the Closing Date.

During 2015, we incurred costs in connection with the Merger and related transactions, including $76.3 million of advisory, legal, accounting, integration and other professional fees and $30.5 million of financing-related fees. In addition, $47.1 million of costs were incurred as a result of the change in control which created a mandatory acceleration of expenses under deferred compensation plans as a result of the Transactions.

For segment reporting purposes, the Acquired Business’s Global Epoxy operating results comprise the newly created Epoxy segment and U.S. Chlor Alkali and Vinyl and Global Chlorinated Organics (Acquired Chlor Alkali Business) operating results combined with our former Chlor Alkali Products and Chemical Distribution segments to comprise the newly created Chlor Alkali Products and Vinyls segment.

The Acquired Business’s results of operations have been included in our consolidated results for the period subsequent to the Closing Date. Our results for the year ended December 31, 2015 include Epoxy sales of $429.6 million and a segment loss of $7.5 million and Chlor Alkali Products and Vinyls include sales of the Acquired Chlor Alkali Business of $373.0 million and segment income of $37.2 million.

The Transactions have been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. We are in the process of determining the fair values of the Acquired Business’s tangible and intangible assets and liabilities. Initial estimates of those fair values are included in these consolidated financial statements; however, the valuation process is not complete, and we expect that adjustments to the initial valuation will be required. The following table summarizes the preliminary allocation of the purchase price to the Acquired Business’s assets and liabilities:

October 5, 2015
($ in millions)
Total current assets	$921.7
Property, plant and equipment	3,090.8
Deferred taxes	76.8
Intangible assets	582.3
Other assets	426.5

Total assets acquired	5,098.1
Total current liabilities	357.6
Long-term debt	517.9
Accrued pension liability	447.1
Deferred tax liability	1,054.9
Other liabilities	2.0

Total liabilities assumed	2,379.5

Net identifiable assets acquired	2,718.6
Goodwill	1,427.5

Fair value of net assets acquired	$4,146.1

Included in total current assets are cash and cash equivalents of $25.4 million, inventories of $477.1 million and receivables of $418.9 million with a contracted value of $423.5 million. Included in total current liabilities are current installments of long-term debt of $51.1 million.

Based on preliminary valuations, purchase price was allocated to intangible assets as follows:

	October 5, 2015
	Weighted-Average Amortization Period	Gross Amount
		($ in millions)
Customers, customer contracts and relationships	15 Years	$490.3
Acquired technology	7 Years	85.0
Trade name	Indefinite	7.0

Total acquired intangible assets		$582.3

Based on preliminary valuations, $1,427.5 million was assigned to goodwill, none of which is deductible for tax purposes. The primary reasons for the Acquisition and the principal factors that contributed to the Acquired Business purchase price that resulted in the recognition of goodwill are due to the providing of increased production capacity and diversification of Olin’s product portfolio, cost-saving opportunities and enhanced size and geographic presence. The cost-saving opportunities include improved operating efficiencies and asset optimization.

Goodwill recorded in the Acquisition is not amortized but will be reviewed for impairment annually in the fourth quarter and/or when circumstances or other events indicate that impairment may have occurred.

Transaction financing

Prior to the Distribution, TDCC received from Spinco distributions of cash and debt instruments of Spinco with an aggregate value of $2,095.0 million (collectively, the Cash and Debt Distribution). On the Closing Date, Spinco issued $720.0 million aggregate principal amount of 9.75% senior notes due October 15, 2023 (2023 Notes) and $500.0 million aggregate principal amount of 10.00% senior notes due October 15, 2025 (2025 Notes and, together with the 2023 Notes, the Notes) to TDCC. TDCC transferred the Notes to certain unaffiliated securityholders in satisfaction of existing debt obligations of TDCC held or acquired by those unaffiliated securityholders. On October 5, 2015, certain initial purchasers purchased the Notes from the unaffiliated securityholders. Interest on the Notes began accruing from October 1, 2015 and will be paid semi-annually beginning on April 15, 2016. The Notes are not redeemable at any time prior to October 15, 2020. Neither Olin nor Spinco received any proceeds from the sale of the Notes. Upon the consummation of the Transactions, Olin became guarantor of the Notes.

On June 23, 2015, Spinco entered into a new five-year delayed-draw term loan facility of up to $1,050.0 million. As of the Closing Date, Spinco drew $875.0 million to finance the cash portion of the Cash and Debt Distribution. Also on June 23, 2015, Olin and Spinco entered into a new five-year $1,850.0 million senior credit facility consisting of a $500.0 million senior revolving credit facility, which replaced Olin’s $265.0 million senior revolving credit facility at the closing of the Merger, and a $1,350.0 million (subject to reduction by the aggregate amount of the term loans funded to Spinco under the Spinco term loan facility) delayed-draw term loan facility. As of the Closing Date, an additional $475.0 million was drawn by Olin under this term loan facility which was used to pay fees and expenses of the Transactions, obtain additional funds for general corporate purposes and refinance Olin’s existing senior term loan facility due in 2019. Subsequent to the Closing Date, these senior credit facilities were consolidated into a single $1,850.0 million senior credit facility. This new senior credit facility will expire in 2020. The $500.0 million senior revolving credit facility includes a $100.0 million letter of credit subfacility. The term loan facility includes amortization payable in equal quarterly installments at a rate of 5.0% per annum for the first two years, increasing to 7.5% per annum for the following year and to 10.0% per annum for the last two years. Under the new senior credit facility, we may select various floating rate borrowing options. The actual interest rate paid on borrowings under the senior credit facility is based on a pricing grid which is dependent upon the leverage ratio as calculated under the terms of the facility for the prior fiscal quarter. The facility includes various customary restrictive covenants, including restrictions related to the ratio of debt to earnings before interest expense, taxes, depreciation and amortization (leverage ratio) and the ratio of earnings before interest expense, taxes, depreciation and amortization to interest expense (coverage ratio). Compliance with these covenants is determined quarterly based on the operating cash flows.

On August 25, 2015, Olin entered into a Credit Agreement (the Credit Agreement) with a syndicate of lenders and Sumitomo Mitsui Banking Corporation, as administrative agent, in connection with the Transactions. The Credit Agreement provides for a term credit facility (the Sumitomo Credit Facility) under which Olin obtained term loans in an aggregate amount of $600.0 million. On November 3, 2015, we entered into an amendment to the Sumitomo Credit Facility which increased the aggregate amount of term loans available by $200.0 million. On the Closing Date, $600.0 million of loans under the Credit Agreement were made available and borrowed upon and on November 5, 2015, $200.0 million of loans under the Credit Agreement were made available and borrowed upon.

The term loans under the Sumitomo Credit Facility will mature on October 5, 2018 and will have no scheduled amortization payments. The proceeds of the Sumitomo Credit Facility were used to refinance existing Spinco indebtedness outstanding at the Closing Date, to pay fees and expenses in connection with the Transactions and for general corporate purposes. The Credit Agreement contains customary representations, warranties and affirmative and negative covenants which are substantially similar to those included in the new $1,850.0 million senior credit facility.

On March 26, 2015, we and certain financial institutions executed commitment letters pursuant to which the financial institutions agreed to provide $3,354.5 million of financing to Spinco to finance the amount of the Cash and Debt Distribution and to provide financing, if needed, to Olin to refinance certain of our existing debt (the Bridge Financing), in each case on the terms and conditions set forth in the commitment letters. The Bridge Financing was not drawn on to facilitate the Transactions, and the commitments for the Bridge Financing have been terminated as of the Closing Date. For the year ended December 31, 2015, we paid debt issuance costs of $30.0 million associated with the Bridge Financing, which are included in interest expense.

Other acquisition-related transactions

In connection with the Transactions, certain additional agreements have been entered into, including, among others, an Employee Matters Agreement, a Tax Matters Agreement, site, transitional and other services agreements, supply and purchase agreements, real estate agreements, technology licenses and intellectual property agreements. Payments of approximately $90.2 million, subject to certain post-closing adjustments, will be made related to certain acquisition related liabilities including the estimated working capital adjustment.

In addition, Olin and TDCC have agreed to enter into arrangements for the long-term supply of ethylene by TDCC to Olin, pursuant to which, among other things, Olin has made upfront payments of $433.5 million upon the closing of the Merger in order to receive ethylene at producer economics and for certain reservation fees for the option to obtain additional future ethylene supply at producer economics. The fair value of the long-term supply contracts recorded as of the Closing Date was a long-term asset of $410.8 million which will be amortized over the life of the contracts as ethylene is received. If the options are exercised by us, additional payments will be made to TDCC of between $230 million and $250 million on or about the fourth quarter of 2017 and between $425 million and $465 million on or about the fourth quarter of 2020, which will increase the value of the long-term asset.

In connection with the Transactions and effective October 1, 2015, we filed a Certificate of Amendment to our Articles of Incorporation to increase the number of authorized shares of Olin common stock from 120.0 million shares to 240.0 million shares.

Pro forma financial information

The following pro forma summary reflects consolidated results of operation as if the Acquisition had occurred on January 1, 2014 (unaudited).

	Years Ended December 31,
	2015	2014
	($ in millions, except per share data)
Sales	$5,681.8	$6,948.2
Net (loss) income	(36.4)	2.4
Net (loss) income per common share:
Basic	$(0.22)	$0.01
Diluted	$(0.22)	$0.01

The pro forma financial information was prepared based on historical financial information and have been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The pro forma statements of income use estimates and assumptions based on information available at the time. Management believes the estimates and assumptions to be reasonable; however, actual results may differ significantly from this pro forma financial information. The pro forma results presented do not include any anticipated synergies or other expected benefits that may be realized from the Transactions. The pro forma information is not intended to reflect the actual results that would have occurred had the companies actually been combined during the periods presented.

The pro forma results for the years ended December 31, 2015 and 2014 primarily include recurring adjustments for re-pricing of sales, raw materials and services to/from TDCC relating to arrangements for long-term supply agreements for the sale of raw materials, including ethylene and benzene, and services pursuant to the Separation Agreement, adjustments to eliminate historical sales between the Acquired Business and Olin, additional amortization expense related to the fair value of acquired identifiable intangible assets, additional depreciation expense related to the fair value adjustment to property, plant and equipment, interest expense related to the incremental debt issued in conjunction with the Acquisition and an adjustment to tax-effect the aforementioned pro forma adjustments using an estimated aggregate statutory income tax rate of the jurisdictions to which the above adjustments relate.

In addition to the above recurring adjustments, the pro forma results for the years ended December 31, 2015 and 2014 included non-recurring adjustments of $47.0 million and $4.2 million, respectively, relating to the elimination of transaction costs incurred that are directly related to the Transactions, and do not have a continuing impact on our combined operating results. The pro forma results for the year ended December 31, 2015 also included non-recurring adjustments of $47.1 million relating to the impact of costs incurred as a result of the change in control which created a mandatory acceleration of expenses under deferred compensation plans and $24.0 million related to additional costs of goods sold related to the increase of inventory to fair value at the acquisition date related to the preliminary purchase accounting for inventory.

RESTRUCTURING CHARGES

On December 12, 2014, we announced that we had made the decision to permanently close the portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014. This action reduced the facility’s chlor alkali capacity by 185,000 tons. Subsequent to the shut down, the plant predominantly focuses on bleach and hydrochloric acid, which are value-added products, as well as caustic soda. In the fourth quarter of 2014, we recorded pretax restructuring charges of $10.0 million for the write-off of equipment and facility costs, employee severance and related benefit costs and lease and other contract termination costs related to these actions.

For the year ended December 31, 2015, we recorded pretax restructuring charges of $2.0 million for the write-off of equipment and facility costs, lease and other contract termination costs and facility exit costs. We expect to incur additional restructuring charges through 2016 of approximately $4 million related to the shut down of this portion of the facility.

On December 9, 2010, our board of directors approved a plan to eliminate our use of mercury in the manufacture of chlor alkali products. Under the plan, the 260,000 tons of mercury cell capacity at our Charleston, TN facility was converted to 200,000 tons of membrane capacity capable of producing both potassium hydroxide and caustic soda. The board of directors also approved plans to reconfigure our Augusta, GA facility to manufacture bleach and distribute caustic soda, while discontinuing chlor alkali manufacturing at this site. The completion of these projects eliminated our chlor alkali production using mercury cell technology. For the years ended December 31, 2014 and 2013, we recorded pretax restructuring charges of $3.8 million and $3.7 million, respectively, for employee severance and related benefit costs, employee relocation costs, facility exit costs, write-off of equipment and facility costs and lease and other contract termination costs related to these actions.

On November 3, 2010, we announced that we made the decision to relocate the Winchester centerfire pistol and rifle ammunition manufacturing operations from East Alton, IL to Oxford, MS. This relocation, when completed, is forecast to reduce Winchester’s annual operating costs by approximately $35 million to $40 million. Consistent with this decision in 2010, we initiated an estimated $110 million five-year project, which includes approximately $80 million of capital spending. The capital spending was partially financed by $31 million of grants provided by the State of Mississippi and local governments. We currently expect to complete this relocation in the first half of 2016. For the years ended December 31, 2015, 2014 and 2013, we recorded pretax restructuring charges of $0.7 million, $1.9 million and $1.8 million, respectively, for employee severance and related benefit costs, employee relocation costs and facility exit costs related to these actions. We expect to incur additional restructuring charges through 2016 of approximately $1 million related to the transfer of these operations.

The following table summarizes the 2015, 2014 and 2013 activities by major component of these 2014 and 2010 restructuring actions and the remaining balances of accrued restructuring costs as of December 31, 2015:

	Employee severance and job related benefits	Lease and other contract termination costs	Employee relocation costs	Facility exit costs	Write-off of equipment and facility	Total
	($ in millions)
Balance January 1, 2013	$13.5	$0.4	$—	$—	$—	$13.9
2013 restructuring charges (credits)	0.4	(0.4)	0.6	4.9	—	5.5
Amounts utilized	(3.7)	—	(0.6)	(4.9)	—	(9.2)

Balance at December 31, 2013	10.2	—	—	—	—	10.2
2014 restructuring charges	4.5	4.5	0.5	2.9	3.3	15.7
Amounts utilized	(3.5)	—	(0.5)	(2.9)	(3.3)	(10.2)

Balance at December 31, 2014	11.2	4.5	—	—	—	15.7
2015 restructuring charges	—	0.7	0.6	0.9	0.5	2.7
Amounts utilized	(6.0)	(2.9)	(0.6)	(0.9)	(0.5)	(10.9)
Currency translation adjustments	(0.6)	(0.2)	—	—	—	(0.8)

Balance at December 31, 2015	$4.6	$2.1	$—	$—	$—	$6.7

The following table summarizes the cumulative restructuring charges of these 2014 and 2010 restructuring actions by major component through December 31, 2015:

	Chlor Alkali Products and Vinyls
	Becancour	Mercury	Winchester	Total
	($ in millions)
Write-off of equipment and facility	$3.5	$17.8	$—	$21.3
Employee severance and job related benefits	2.7	5.6	13.1	21.4
Facility exit costs	0.6	15.6	2.2	18.4
Pension and other postretirement benefits curtailment	—	—	4.1	4.1
Employee relocation costs	—	0.9	5.3	6.2
Lease and other contract termination costs	5.2	0.7	—	5.9

Total cumulative restructuring charges	$12.0	$40.6	$24.7	$77.3

As of December 31, 2015, we have incurred cash expenditures of $37.3 million and non-cash charges of $32.5 million related to these restructuring actions. The remaining balance of $6.7 million is expected to be paid out through 2016.

DISCONTINUED OPERATIONS

In 2007 we sold our Metals business, which was a reportable segment, and accordingly it was reported as a discontinued operation. Metals produced and distributed copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. In conjunction with the sale of the Metals business, we retained certain assets and liabilities.

During 2014, we made a payment of $5.5 million to resolve certain indemnity obligations related to the sale. As a result of the favorable resolution, we recognized a pretax gain of $4.6 million included in income from discontinued operations. The tax provision from discontinued operations included expense of $2.2 million for changes in tax contingencies related to the Metals sale. Income from discontinued operations, net consisted of the following:

	Years Ended December 31,
	2015	2014	2013
	($ in millions)
Income from discontinued operations	$—	$4.6	$—
Tax provision	—	3.9	—

Income from discontinued operations, net	$—	$0.7	$—

EARNINGS PER SHARE

Basic and diluted (loss) income per share are computed by dividing net (loss) income by the weighted-average number of common shares outstanding. Diluted net income per share reflects the dilutive effect of stock-based compensation.

	Years ended December 31,
	2015	2014	2013
	(In millions, except per share data)
Computation of Income (loss) per Share
Income (loss) from continuing operations, net	$(1.4)	$105.0	$178.6
Income from discontinued operations, net	—	0.7	—

Net (loss) income	$(1.4)	$105.7	$178.6

Basic shares	103.4	78.6	79.9

Basic (loss) income per share:
Income (loss) from continuing operations	$(0.01)	$1.33	$2.24
Income from discontinued operations, net	—	0.01	—

	Years ended December 31,
	2015	2014	2013
Net (loss) income	$(0.01)	$1.34	$2.24

Diluted shares:
Basic shares	103.4	78.6	79.9
Stock-based compensation	—	1.1	1.0

Diluted shares	103.4	79.7	80.9

Diluted (loss) income per share:
Income (loss) from continuing operations	$(0.01)	$1.32	$2.21
Income from discontinued operations, net	—	0.01	—

Net (loss) income	$(0.01)	$1.33	$2.21

The computation of dilutive shares from stock-based compensation does not include 5.2 million shares in 2015 and 0.6 million shares in both 2014 and 2013 as their effect would have been anti-dilutive.

ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLES

Allowance for doubtful accounts receivable consisted of the following:

	December 31,
	2015	2014
	($ in millions)
Beginning balance	$3.0	$3.4
Provisions charged	5.2	0.2
Write-offs, net of recoveries	(1.8)	(0.6)

Ending balance	$6.4	$3.0

At December 31, 2015 and 2014, our consolidated balance sheets included other receivables of $71.1 million and $21.2 million, respectively, which were classified as receivables, net.

INVENTORIES

	December 31,
	2015	2014
	($ in millions)
Supplies	$86.5	$39.2
Raw materials	91.5	63.3
Work in process	105.8	31.8
Finished goods	445.3	141.5

	729.1	275.8
LIFO reserves	(43.9)	(65.7)

Inventories, net	$685.2	$210.1

In conjunction with the Acquisition, we obtained inventories with a fair value of $477.1 million as of October 5, 2015. Inventories valued using the LIFO method comprised 49% and 58% of the total inventories at December 31, 2015 and 2014, respectively. The replacement cost of our inventories would have been approximately $43.9 million and $65.7 million higher than that reported at December 31, 2015 and 2014, respectively. During 2014 the reduction in LIFO inventory quantities resulted in LIFO inventory liquidation losses of $1.5 million.

PROPERTY, PLANT AND EQUIPMENT

		December 31,
	Useful Lives	2015	2014
		($ in millions)
Land and improvements to land	10-20 Years	$280.4	$157.3
Buildings and building equipment	10-30 Years	380.4	212.1
Machinery and equipment	3-15 Years	4,665.8	1,846.1
Leasehold improvements		2.7	2.6
Construction in progress		123.5	43.6

Property, plant and equipment		5,452.8	2,261.7
Accumulated depreciation		(1,499.4)	(1,330.7)

Property, plant and equipment, net		$3,953.4	$931.0

In conjunction with the Acquisition, we obtained property, plant and equipment with a fair value of $3,090.8 million as of October 5, 2015.

The weighted-average useful life of machinery and equipment at December 31, 2015 was 12 years. Depreciation expense was $198.1 million, $124.5 million and $120.7 million for 2015, 2014 and 2013, respectively. Interest capitalized was $1.1 million, $0.2 million and $1.1 million for 2015, 2014 and 2013, respectively. Maintenance and repairs charged to operations amounted to $158.5 million, $125.0 million and $134.7 million in 2015, 2014 and 2013, respectively.

The consolidated statements of cash flows for the years ended December 31, 2015, 2014 and 2013, included a $(7.4) million, $(0.5) million and $7.9 million, respectively, (decrease) increase to capital expenditures, with the corresponding change to accounts payable and accrued liabilities, related to purchases of property, plant and equipment included in accounts payable at December 31, 2015, 2014 and 2013.

During 2013 we entered into sale/leaseback transactions for bleach trailers and chlorine, caustic soda and bleach railcars. We received proceeds from the sales of $35.8 million for the year ended December 31, 2013.

During 2015 assets of $1.4 million were acquired under capital leases and are included in machinery and equipment as of December 31, 2015.

INVESTMENTS—AFFILIATED COMPANIES

On November 16, 2007, we purchased for cash an $11.6 million equity interest in a bleach joint venture. As part of the investment we also entered into several commercial agreements, including agreements by which we would supply raw materials and services, and we would have marketing responsibility for bleach and caustic soda. During 2013, we sold our equity interest in the bleach joint venture which resulted in a gain of $6.5 million. As a result of the sale, as of December 31, 2015, we have recorded a receivable of $8.5 million which is included within other current assets on our consolidated balance sheet. During 2015, we received $8.8 million as a result of the sale.

We hold a 9.1% limited partnership interest in Bay Gas Storage Company, Ltd. (Bay Gas), an Alabama limited partnership, in which EnergySouth, Inc. (EnergySouth) is the general partner with interest of 90.9%. Bay Gas owns, leases and operates underground gas storage and related pipeline facilities, which are used to provide storage in the McIntosh, AL area and delivery of natural gas to EnergySouth customers.

The following table summarizes our investment in our non-consolidated equity affiliate:

	December 31,
	2015	2014
	($ in millions)
Bay Gas	$25.0	$23.3

The following table summarizes our equity earnings of non-consolidated affiliates:

	Years Ended December 31,
	2015	2014	2013
	($ in millions)
Bay Gas	$1.7	$1.7	$2.1
Bleach joint venture	—	—	0.7

Equity earnings of non-consolidated affiliates	$1.7	$1.7	$2.8

We received net distributions from our non-consolidated affiliates of zero, zero and $1.5 million for 2015, 2014 and 2013, respectively.

GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying value of goodwill were as follows:

	Chlor Alkali Products and Vinyls	Epoxy	Total
	($ in millions)
Balance at January 1, 2014	$747.1	$—	$747.1
Acquisition activity	—	—	—

Balance at December 31, 2014	747.1	—	747.1
Acquisition activity	1,130.8	296.7	1,427.5
Foreign currency translation adjustment	(0.4)	(0.1)	(0.5)

Balance at December 31, 2015	$1,877.5	$296.6	$2,174.1

The increase in goodwill during 2015 was a result of the Acquisition and is based upon the preliminary valuation partially offset by the effects of foreign currency translation adjustments.

Intangible assets consisted of the following:

		December 31,
		2015			2014
	Useful Lives	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
		($ in millions)
Customers, customer contracts and relationships	(10-15 years)	$641.0	$(64.0)	$577.0	$152.9	$(41.0)	$111.9
Trade name	(indefinite)	17.9	—	17.9	10.9	—	10.9
Acquired technology	(7 years)	84.7	(2.7)	82.0	—	—	—
Other	(4-10 years)	2.3	(1.7)	0.6	2.3	(1.6)	0.7

Total intangible assets		$745.9	$(68.4)	$677.5	$166.1	$(42.6)	$123.5

In conjunction with the Acquisition, we obtained intangible assets with a fair value of $582.3 million as of October 5, 2015.

Amortization expense relating to intangible assets was $25.8 million in 2015 and $14.6 million in both 2014 and 2013. We estimate that amortization expense will be approximately $59.3 million in 2016 and approximately $59.2 million in 2017, 2018, 2019 and 2020. Intangible assets are reviewed for impairment annually in the fourth quarter and/or when circumstances or other events indicate that impairment may have occurred.

DEBT

Long-Term Debt

	December 31,
	2015	2014
	($ in millions)
Notes payable:
Variable-rate Senior Term Loan facility, due 2020 (2.17% at December 31, 2015)	$1,350.0	$—
Variable-rate Sumitomo credit facility, due 2018 (1.77% at December 31, 2015)	800.0	—
Variable-rate Recovery Zone bonds, due 2024-2035 (1.40% and 1.31% at December 31, 2015 and 2014, respectively)	103.0	103.0
Variable-rate Go Zone bonds, due 2024 (1.40% and 1.31% at December 31, 2015 and 2014, respectively)	50.0	50.0
Variable-rate Industrial development and environmental improvement obligations, due 2025 (0.27% and 0.20% at December 31, 2015 and 2014, respectively)	2.9	2.9
Variable-rate Senior Term Loan facility, due 2019 (1.66% at December 31, 2014)	—	149.1
9.75%, due 2023	720.0	—
10.00%, due 2025	500.0	—
5.50%, due 2022	200.0	200.0
6.75%, due 2016 (includes interest rate swaps of $1.2 million and $3.7 million in 2015 and 2014, respectively)	126.2	128.7
7.23%, SunBelt Notes due 2013-2017 (includes unamortized fair value premium of $0.2 million and $0.5 million and interest rate swaps of $0.4 million and $0.8 million in 2015 and 2014, respectively)	25.0	37.8
Capital lease obligations	4.6	3.6
Deferred debt issuance costs	(32.9)	(8.9)

Total debt	3,848.8	666.2
Amounts due within one year	205.0	16.4

Total long-term debt	$3,643.8	$649.8

On the Closing Date, Spinco issued $720.0 million aggregate principal 2023 Notes and $500.0 million aggregate principal 2025 Notes to TDCC. TDCC transferred the Notes to certain unaffiliated securityholders in satisfaction of existing debt obligations of TDCC held or acquired by those unaffiliated securityholders. On October 5, 2015, certain initial purchasers purchased the Notes from the unaffiliated securityholders. Interest on the Notes began accruing from October 1, 2015 and will be paid semi-annually beginning on April 15, 2016. The Notes are not redeemable at any time prior to October 15, 2020. Neither Olin nor Spinco received any proceeds from the sale of the Notes. Upon the consummation of the Transactions, Olin became guarantor of the Notes.

On June 23, 2015, Spinco entered into a new five-year delayed-draw term loan facility of up to $1,050.0 million. As of the Closing Date, Spinco drew $875.0 million to finance the cash portion of the Cash and Debt Distribution. Also on June 23, 2015, Olin and Spinco entered into a new five-year $1,850.0 million senior credit facility consisting of a $500.0 million senior revolving credit facility, which replaced Olin’s $265.0 million senior revolving credit facility at the closing of the Merger, and a $1,350.0 million (subject to reduction by the aggregate amount of the term loans funded to Spinco under the Spinco term loan facility) delayed-draw term loan facility. As of the Closing Date, an additional $475.0 million was drawn by Olin under this term loan facility which was used to pay fees and expenses of the Transactions, obtain additional funds for general corporate purposes and refinance Olin’s existing senior term loan facility due in 2019.

Subsequent to the Closing Date, these senior credit facilities were consolidated into a single senior credit facility. This new senior credit facility will expire in 2020. The $500.0 million senior revolving credit facility includes a $100.0 million letter of credit subfacility. At December 31, 2015, we had $489.6 million available under our $500.0 million senior revolving credit facility because we had issued $10.4 million of letters of credit under the $100.0 million subfacility. The term loan facility includes amortization payable in equal quarterly installments at a rate of 5.0% per annum for the first two years, increasing to 7.5% per annum for the following year and to 10.0% per annum for the last two years. Under the new senior credit facility, we may select various floating rate borrowing options. The actual interest rate paid on borrowings under the senior credit facility is based on a pricing grid which is dependent upon the leverage ratio as calculated under the terms of the applicable facility for the prior fiscal quarter. The facility includes various customary restrictive covenants, including restrictions related to the ratio of debt to earnings before interest expense, taxes, depreciation and amortization (leverage ratio) and the ratio of earnings before interest expense, taxes, depreciation and amortization to interest expense (coverage ratio). Compliance with these covenants is determined quarterly based on the operating cash flows. We were in compliance with all covenants and restrictions under all our outstanding credit agreements as of December 31, 2015 and 2014, and no event of default had occurred that would permit the lenders under our outstanding credit agreements to accelerate the debt if not cured. In the future, our ability to generate sufficient operating cash flows, among other factors, will determine the amounts available to be borrowed under these facilities. As of December 31, 2015, there were no covenants or other restrictions that limited our ability to borrow.

On August 25, 2015, Olin entered into a Credit Agreement with a syndicate of lenders and Sumitomo Mitsui Banking Corporation, as administrative agent, in connection with the Transactions. Olin obtained term loans in an aggregate amount of $600.0 million under the Sumitomo Credit Facility. On November 3, 2015, we entered into an amendment to the Sumitomo Credit Facility which increased the aggregate amount of term loans available by $200.0 million. On the Closing Date, $600.0 million of loans under the Credit Agreement were made available and borrowed upon and on November 5, 2015, $200.0 million of loans under the Credit Agreement were made available and borrowed upon. The term loans under the Sumitomo Credit Facility will mature on October 5, 2018 and will have no scheduled amortization payments. The proceeds of the Sumitomo Credit Facility were used to refinance existing Spinco indebtedness outstanding at the Closing Date of $569.0 million, to pay fees and expenses in connection with the Transactions and for general corporate purposes. The Credit Agreement contains customary representations, warranties and affirmative and negative covenants which are substantially similar to those included in the new $1,850.0 million senior credit facility.

In 2015, we paid debt issuance costs of $13.3 million relating to the Notes, the Sumitomo Credit Facility and the new $1,850.0 million senior credit facility.

On March 26, 2015, we and certain financial institutions executed commitment letters pursuant to which the financial institutions agreed to provide $3,354.5 million of Bridge Financing, in each case on the terms and conditions set forth in the commitment letters. The Bridge Financing was not drawn on to facilitate the Acquisition and the commitments for the Bridge Financing have been terminated as of the Closing Date. For the year ended December 31, 2015, we paid debt issuance costs of $30.0 million associated with the Bridge Financing, which are included in interest expense.

In August 2014, we redeemed our $150.0 million 2019 Notes, which would have matured on August 15, 2019. We recognized interest expense of $9.5 million for the call premium ($6.7 million) and the write-off of unamortized deferred debt issuance costs ($2.1 million) and unamortized discount ($0.7 million) related to this action during 2014. On June 24, 2014, we entered into a five-year $415.0 million senior credit facility consisting of a $265.0 million senior revolving credit facility, which replaced our previous $265.0 million senior revolving credit facility, and a $150.0 million delayed-draw term loan facility.

In August 2014, we drew the entire $150.0 million of the term loan and used the proceeds to redeem our 2019 Notes. In 2015 and 2014, we repaid $2.8 million and $0.9 million, respectively, under the required quarterly installments of the $150.0 million term loan facility and, on the Closing Date of the Acquisition, the remaining $146.3 million was refinanced using the proceeds of the new senior credit facility. We recognized interest expense of $0.5 million for the write-off of unamortized deferred debt issuance costs related to this action.

Pursuant to a note purchase agreement dated December 22, 1997, SunBelt sold $97.5 million of Guaranteed Senior Secured Notes due 2017, Series O, and $97.5 million of Guaranteed Senior Secured Notes due 2017, Series G. We refer to these notes as the SunBelt Notes. The SunBelt Notes bear interest at a rate of 7.23% per annum, payable semi-annually in arrears on each June 22 and December 22. Beginning on December 22, 2002 and each year through 2017, SunBelt is required to repay $12.2 million of the SunBelt Notes, of which $6.1 million is attributable to the Series O Notes and of which $6.1 million is attributable to the Series G Notes. In December 2015, 2014 and 2013, $12.2 million was repaid on these SunBelt Notes.

We have guaranteed the Series O Notes, and PolyOne, our former SunBelt partner, has guaranteed the Series G Notes, in both cases pursuant to customary guaranty agreements. We have agreed to indemnify PolyOne for any payments or other costs under the guarantee in favor of the purchasers of the Series G Notes, to the extent any payments or other costs arise from a default or other breach under the SunBelt Notes. If SunBelt does not make timely payments on the SunBelt Notes, whether as a result of a failure to pay on a guarantee or otherwise, the holders of the SunBelt Notes may proceed against the assets of SunBelt for repayment.

In January 2013, we repaid the $11.4 million 6.5% Senior Notes, which became due.

During 2015, assets of $1.4 million were acquired under capital leases with terms between 6 years and 7 years. During 2013, assets of $4.2 million were acquired under capital leases with terms of 7 years.

At December 31, 2015, we had total letters of credit of $27.6 million outstanding, of which $10.4 million were issued under our $500.0 million senior revolving credit facility. The letters of credit are used to support certain long-term debt, certain workers compensation insurance policies, certain plant closure and post-closure obligations and certain Canadian pension funding requirements.

Annual maturities of long-term debt, including capital lease obligations, are $206.5 million in 2016, $80.9 million in 2017, $901.9 million in 2018, $135.7 million in 2019, $980.3 million in 2020 and a total of $1,576.4 million thereafter.

We have entered into interest rate swaps, as disclosed below, whereby we agree to pay variable and fixed rates to a counterparty who, in turn, pays us fixed and variable rates. In all cases the underlying index for variable rates is the six-month LIBOR. Accordingly, payments are settled every six months and the terms of the swaps are the same as the underlying debt instruments.

The following table reflects the swap activity related to certain debt obligations:

Underlying Debt Instrument	Swap Amount	Date of Swap	December 31, 2015
	($ in millions)
			Olin Pays Floating Rate:
6.75%, due 2016	$65.0	March 2010	3.75 - 4.75%(a)
6.75%, due 2016	$60.0	March 2010	3.75 - 4.75%(a)
			Olin Receives Floating Rate:
6.75%, due 2016	$65.0	October 2011	3.75 - 4.75%(a)
6.75%, due 2016	$60.0	October 2011	3.75 - 4.75%(a)

(a)	Actual rate is set in arrears. We project the rate will fall within the range shown.

In March 2010, we entered into interest rate swaps on $125 million of our underlying fixed-rate debt obligations, whereby we agreed to pay variable rates to a counterparty who, in turn, pays us fixed rates. The counterparty to these agreements is Citibank, N.A. (Citibank). In October 2011, we entered into $125 million of interest rate swaps with equal and opposite terms as the $125 million variable interest rate swaps on the 2016 Notes. We have agreed to pay a fixed rate to a counterparty who, in turn, pays us variable rates. The counterparty to this agreement is also Citibank. The result was a gain of $11.0 million on the $125 million variable interest rate swaps, which will be recognized through 2016. As of December 31, 2015, $1.2 million of this gain was included in current installments of long-term debt. In October 2011, we de-designated our $125 million interest rate swaps that had previously been designated as fair value hedges. The $125 million variable interest rate swaps and the $125 million fixed interest rate swaps do not meet the criteria for hedge accounting. All changes in the fair value of these interest rate swaps are recorded currently in earnings.

In June 2012, we terminated $73.1 million of interest rate swaps with Wells Fargo, N.A. (Wells Fargo) that had been entered into on the SunBelt Notes in May 2011. The result was a gain of $2.2 million which will be recognized through 2017. As of December 31, 2015, $0.4 million of this gain was included in long-term debt.

Our loss in the event of nonperformance by these counterparties could be significant to our financial position and results of operations. These interest rate swaps reduced interest expense by $2.8 million in 2015 and $2.9 million in both 2014 and 2013. The difference between interest paid and interest received is included as an adjustment to interest expense.

PENSION PLANS

Most of our domestic employees participate in defined contribution pension plans. We provide a contribution to an individual retirement contribution account maintained with the Contributing Employee Ownership Plan (CEOP) equal to an amount of between 5% and 10% of the employee’s eligible compensation. The defined contribution pension plans expense was $18.1 million, $16.1 million and $15.4 million for 2015, 2014 and 2013, respectively.

A portion of our bargaining hourly employees continue to participate in our domestic defined benefit pension plans under a flat-benefit formula. Our funding policy for the defined benefit pension plans is consistent with the requirements of federal laws and regulations. Our foreign subsidiaries maintain pension and other benefit plans, which are consistent with statutory practices. Our defined benefit pension plan provides that if, within three years following a change of control of Olin, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or transfer thereafter takes place, plan benefits would automatically be increased for affected participants (and retired participants) to absorb any plan surplus (subject to applicable collective bargaining requirements).

Effective as of the Closing Date, we changed the approach used to measure service and interest costs for our defined benefit pension plans. Prior to the Closing Date, we measured service and interest costs utilizing a single weighted-average discount rate derived from the yield curve used to measure the plan obligations. Subsequent to the Closing Date, we elected to measure service and interest costs by applying the specific spot rates along the yield curve to the plans’ estimated cash flows.

We believe the new approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ liability cash flows to the corresponding spot rates on the yield curve. This change does not affect the measurement of our plan obligations. We have accounted for this change as a change in accounting estimate and, accordingly, have accounted for it on a prospective basis.

During the fourth quarter of 2014, the Society of Actuaries (SOA) issued the final report of its mortality tables and mortality improvement scales. The updated mortality data reflected increasing life expectancies in the U.S. During the third quarter of 2012, the “Moving Ahead for Progress in the 21st Century Act” (MAP-21) became law. The law changed the mechanism for determining interest rates to be used for calculating minimum defined benefit pension plan funding requirements. Interest rates are determined using an average of rates for a 25-year period, which can have the effect of increasing the annual discount rate, reducing the defined benefit pension plan obligation, and potentially reducing or eliminating the minimum annual funding requirement. The law also increased premiums paid to the PBGC. During the third quarter of 2014, the “Highway and Transportation Funding Act” (HATFA 2014) became law, which includes an extension of MAP-21’s defined benefit plan funding stabilization relief. Based on our plan assumptions and estimates, we will not be required to make any cash contributions to the domestic qualified defined benefit pension plan at least through 2016.

As of the Closing Date and as part of the Acquisition, our U.S. qualified defined benefit pension plan assumed certain U.S. qualified defined benefit pension obligations and assets related to active employees and certain terminated, vested retirees of the Acquired Business with an estimated net liability of $286.5 million, subject to certain post-closing adjustments. In connection therewith, pension assets will be transferred from TDCC’s U.S. qualified defined benefit pension plans to our U.S. qualified defined benefit pension plan. Immediately prior to the Acquisition, the Acquired Business’s participant accounts assumed in the Acquisition were closed to new participants and were no longer accruing additional benefits.

Also as of the Closing Date, we assumed certain accrued defined benefit pension liabilities relating to employees of TDCC in Germany, Switzerland and other international locations who transferred to Olin in connection with the Acquisition. The estimated net liability assumed as of the Closing Date was $160.6 million, subject to post-closing adjustments.

Pension Obligations and Funded Status

Changes in the benefit obligation and plan assets were as follows:

	December 31, 2015			December 31, 2014
	($ in millions)			($ in millions)
Change in Benefit Obligation	U.S.	Foreign	Total	U.S.	Foreign	Total
Benefit obligation at beginning of year	$2,116.5	$66.3	$2,182.8	$1,916.5	$62.2	$1,978.7
Service cost	2.1	2.2	4.3	2.3	0.5	2.8
Interest cost	80.2	3.1	83.3	83.8	2.7	86.5
Actuarial (gain) loss	(45.8)	1.8	(44.0)	245.8	9.8	255.6
Benefits paid	(205.6)	(2.8)	(208.4)	(131.9)	(3.6)	(135.5)
Curtailments/settlements	12.6	0.1	12.7	—	0.2	0.2
Business combination	498.5	171.4	669.9	—	—	—
Currency translation adjustments	—	(14.7)	(14.7)	—	(5.5)	(5.5)

Benefit obligation at end of year	$2,458.5	$227.4	$2,685.9	$2,116.5	$66.3	$2,182.8

	December 31, 2015			December 31, 2014
	($ in millions)			($ in millions)
Change in Plan Assets	U.S.	Foreign	Total	U.S.	Foreign	Total
Fair value of plans’ assets at beginning of year	$1,915.4	$63.3	$1,978.7	$1,798.6	$62.1	$1,860.7
Actual return on plans’ assets	(25.4)	0.4	(25.0)	244.2	9.4	253.6
Employer contributions	77.6	1.0	78.6	4.5	0.9	5.4
Benefits paid	(205.6)	(2.8)	(208.4)	(131.9)	(3.6)	(135.5)
Business combination	212.0	10.8	222.8	—	—	—
Currency translation adjustments	—	(10.2)	(10.2)	—	(5.5)	(5.5)

Fair value of plans’ assets at end of year	$1,974.0	$62.5	$2,036.5	$1,915.4	$63.3	$1,978.7

	December 31, 2015			December 31, 2014
	($ in millions)			($ in millions)
Funded Status	U.S.	Foreign	Total	U.S.	Foreign	Total
Qualified plans	$(480.8)	$(163.5)	$(644.3)	$(137.5)	$(1.2)	$(138.7)
Non-qualified plans	(3.7)	(1.4)	(5.1)	(63.6)	(1.8)	(65.4)

Total funded status	$(484.5)	$(164.9)	$(649.4)	$(201.1)	$(3.0)	$(204.1)

Under ASC 715 we recorded a $78.8 million after-tax charge ($125.4 million pretax) to shareholders’ equity as of December 31, 2015 for our pension plans. This charge reflected unfavorable performance on plan assets during 2015, partially offset by a 50-basis point increase in the domestic pension plans’ discount rate. In 2014, we recorded an $84.8 million after-tax charge ($138.9 million pretax) to shareholders’ equity as of December 31, 2014 for our pension plans. This charge reflected a 60-basis point decrease in the plans’ discount rate and the negative impact of the newly mandated mortality tables, partially offset by favorable performance on plan assets during rate.

The $44.0 million actuarial gain for 2015 was primarily due to a 50-basis point increase in the domestic pension plans’ discount rate. The $12.7 million curtailments/settlements for 2015 was primarily due to the change in control which created a mandatory acceleration of payments under the domestic non-qualified pension plan as a result of the Acquisition. The $255.6 million actuarial loss for 2014 was primarily due to a 60-basis point decrease in the plans’ discount rate and the negative impact of the newly mandated mortality tables. Our benefit obligation as of December 31, 2014 increased approximately $90.0 as a result of the newly mandated mortality tables.

Amounts recognized in the consolidated balance sheets consisted of:

	December 31, 2015			December 31, 2014
	($ in millions)			($ in millions)
	U.S.	Foreign	Total	U.S.	Foreign	Total
Accrued benefit in current liabilities	$(0.4)	$(0.1)	$(0.5)	$(21.8)	$(0.3)	$(22.1)
Accrued benefit in noncurrent liabilities	(484.1)	(164.8)	(648.9)	(179.3)	(2.7)	(182.0)
Accumulated other comprehensive loss	714.2	26.6	740.8	654.8	23.0	677.8

Net balance sheet impact	$229.7	$(138.3)	$91.4	$453.7	$20.0	$473.7

At December 31, 2015 and 2014, the benefit obligation of non-qualified pension plans was $5.1 million and $65.4 million, respectively, and was included in the above pension benefit obligation. There were no plan assets for these non-qualified pension plans. Benefit payments for the non-qualified pension plans are expected to be as follows: 2016—$0.5 million; 2017—$0.5 million; 2018—$0.4 million; 2019—$0.5 million; and 2020—$0.6 million. Benefit payments for the qualified plans are projected to be as follows: 2016—$135.9 million; 2017—$135.7 million; 2018—$136.5 million; 2019—$136.6 million; and 2020—$136.7 million.

	December 31,
	2015	2014
	($ in millions)
Projected benefit obligation	$2,685.9	$2,182.8
Accumulated benefit obligation	2,655.0	2,170.8
Fair value of plan assets	2,036.5	1,978.7

	Years Ended December 31,
	2015	2014	2013
	($ in millions)
Components of Net Periodic Benefit Costs (Income)
Service cost	$7.8	$5.3	$6.2
Interest cost	83.3	86.5	81.1
Expected return on plans’ assets	(147.4)	(139.5)	(137.5)
Amortization of prior service cost	1.6	2.2	1.9
Recognized actuarial loss	26.2	20.3	27.8
Curtailments/settlements	47.2	0.2	—

Net periodic benefit costs (income)	$18.7	$(25.0)	$(20.5)

Included in Other Comprehensive Loss (Pretax)
Liability adjustment	$125.4	$138.9	$14.4
Amortization of prior service costs and actuarial losses	(62.4)	(22.7)	(29.7)

The $47.2 million curtailments/settlements for 2015 were due to a settlement of $47.1 million of costs incurred as a result of the change in control which created a mandatory acceleration of payments under the domestic non-qualified pension plan as a result of the Acquisition. Also, for the years ended December 31, 2015 and 2014, we recorded a curtailment charge of $0.1 million and $0.2 million, respectively, associated with permanently closing a portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014. These charges were included in restructuring charges.

The defined benefit pension plans’ actuarial loss that will be recognized from accumulated other comprehensive loss into net periodic benefit income in 2016 will be approximately $22 million.

The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.

Pension Plan Assumptions

Certain actuarial assumptions, such as discount rate and long-term rate of return on plan assets, have a significant effect on the amounts reported for net periodic benefit cost and accrued benefit obligation amounts. We use a measurement date of December 31 for our pension plans.

	U.S. Pension Benefits			Foreign Pension Benefits
Weighted-Average Assumptions	2015	2014	2013	2015	2014	2013
Discount rate—periodic benefit cost	3.9%	4.5%	3.9%	2.8%	4.8%	4.2%
Expected return on assets	7.75%	7.75%	7.75%	6.0%	7.5%	7.75%
Rate of compensation increase	3.0%	3.0%	3.0%	3.0%	3.5%	3.5%
Discount rate—benefit obligation	4.4%	3.9%	4.5%	2.7%	3.9%	4.8%

The discount rate is based on a hypothetical yield curve represented by a series of annualized individual zero-coupon bond spot rates for maturities ranging from one-half to thirty years. The bonds used in the yield curve must have a rating of AA or better per Standard & Poor’s, be non-callable, and have at least $250 million par outstanding. The yield curve is then applied to the projected benefit payments from the plan. Based on these bonds and the projected benefit payment streams, the single rate that produces the same yield as the matching bond portfolio, rounded to the nearest quarter point, is used as the discount rate.

The long-term expected rate of return on plan assets represents an estimate of the long-term rate of returns on the investment portfolio consisting of equities, fixed income and alternative investments. We use long-term historical actual return information, the allocation mix of investments that comprise plan assets, and forecast estimates of long-term investment returns, including inflation rates, by reference to external sources. The historic rates of return on plan assets have been 7.5% for the last 5 years, 9.3% for the last 10 years and 8.0% for the last 15 years. The following rates of return by asset class were considered in setting the long-term rate of return assumption:

U.S. equities	9%	to	13%
Non-U.S. equities	10%	to	14%
Fixed income/cash	5%	to	9%
Alternative investments	5%	to	15%
Absolute return strategies	8%	to	12%

Plan Assets

Our pension plan asset allocation at December 31, 2015 and 2014, by asset class was as follows:

	Percentage of Plan Assets
Asset Class	2015	2014
U.S. equities	4%	4%
Non-U.S. equities	6%	7%
Fixed income/cash	47%	52%
Acquisition plan receivable	10%	—%
Alternative investments	19%	21%
Absolute return strategies	14%	16%

Total	100%	100%

The Alternative Investments asset class includes hedge funds, real estate and private equity investments. The Alternative Investments class is intended to help diversify risk and increase returns by utilizing a broader group of assets.

Absolute Return Strategies further diversify the plan’s assets through the use of asset allocations that seek to provide a targeted rate of return over inflation. The investment managers allocate funds within asset classes that they consider to be undervalued in an effort to preserve gains in overvalued asset classes and to find opportunities in undervalued asset classes.

A master trust was established by our pension plan to accumulate funds required to meet benefit payments of our plan and is administered solely in the interest of our plan’s participants and their beneficiaries. The master trust’s investment horizon is long term. Its assets are managed by professional investment managers or invested in professionally managed investment vehicles.

Our pension plan maintains a portfolio of assets designed to achieve an appropriate risk adjusted return. The portfolio of assets is also structured to protect the funding level from the negative impacts of interest rate changes on the asset and liability values. This is accomplished by investing in a portfolio of assets with a maturity duration that approximately matches the duration of the plan liabilities.

Risk is managed by diversifying assets across asset classes whose return patterns are not highly correlated, investing in passively and actively managed strategies and in value and growth styles, and by periodic rebalancing of asset classes, strategies and investment styles to objectively set targets.

As of December 31, 2015, the following target allocation and ranges have been set for each asset class:

Asset Class	Target Allocation	Target Range
U.S. equities	6%	0-14
Non-U.S. equities	6%	0-14
Fixed income/cash	61%	48-80
Alternative investments	7%	0-28
Absolute return strategies	20%	10-30

We have international qualified defined benefit pension plans to which we made cash contributions of $0.9 million and $0.8 million in 2015 and 2014, respectively, and we anticipate less than $5 million of cash contributions to international qualified defined benefit pension plans in 2016.

Determining which hierarchical level an asset or liability falls within requires significant judgment. The following table summarizes our domestic and foreign defined benefit pension plan assets measured at fair value as of December 31, 2015:

Asset Class	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	($ in millions)
Equity securities
U.S. equities	$36.4	$43.2	$—	$79.6
Non-U.S. equities	0.8	121.9	—	122.7
Acquisition plan receivable	—	—	212.0	212.0
Fixed income/cash
Cash	60.1	—	—	60.1
Government treasuries	—	425.6	2.0	427.6
Corporate debt instruments	0.3	301.9	12.0	314.2
Asset-backed securities	—	155.6	—	155.6
Alternative investments
Hedge fund of funds	—	—	335.6	335.6
Real estate funds	—	—	27.4	27.4
Private equity funds	—	—	18.4	18.4
Absolute return strategies	—	264.6	18.7	283.3

Total assets	$97.6	$1,312.8	$626.1	$2,036.5

The following table summarizes our domestic and foreign defined benefit pension plan assets measured at fair value as of December 31, 2014:

Asset Class	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	($ in millions)
Equity securities
U.S. equities	$69.8	$12.4	$—	$82.2
Non-U.S. equities	35.4	115.5	—	150.9
Fixed income/cash
Cash	65.7	—	—	65.7

Asset Class	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Government treasuries	—	465.6	4.3	469.9
Corporate debt instruments	0.4	329.7	9.6	339.7
Asset-backed securities	—	150.5	—	150.5
Alternative investments
Hedge fund of funds	—	—	358.8	358.8
Real estate funds	—	—	34.0	34.0
Private equity funds	—	—	17.7	17.7
Absolute return strategies	—	289.0	20.3	309.3

Total assets	$171.3	$1,362.7	$444.7	$1,978.7

U.S. equities—This class included actively and passively managed equity investments in common stock and commingled funds comprised primarily of large-capitalization stocks with value, core and growth strategies.

Non-U.S. equities—This class included actively managed equity investments in commingled funds comprised primarily of international large-capitalization stocks from both developed and emerging markets.

Acquisition plan receivable—This class included pension assets which will be transferred from TDCC’s U.S. qualified defined benefit pension plan trustee to our qualified defined benefit pension plan trustee in the form of cash related to the Acquisition. This amount is subject to certain post-closing adjustments.

Fixed income and cash—This class included commingled funds comprised of debt instruments issued by the U.S. and Canadian Treasuries, U.S. Agencies, corporate debt instruments, asset- and mortgage-backed securities and cash.

Hedge fund of funds—This class included a hedge fund which invests in the following types of hedge funds:

Event driven hedge funds—This class included hedge funds that invest in securities to capture excess returns that are driven by market or specific company events including activist investment philosophies and the arbitrage of equity and private and public debt securities.

Market neutral hedge funds—This class included investments in U.S. and international equities and fixed income securities while maintaining a market neutral position in those markets.

Other hedge funds—This class primarily included long-short equity strategies and a global macro fund which invested in fixed income, equity, currency, commodity and related derivative markets.

Real estate funds—This class included several funds that invest primarily in U.S. commercial real estate.

Private equity funds—This class included several private equity funds that invest primarily in infrastructure and U.S. power generation and transmission assets.

Absolute return strategies—This class included multiple strategies which use asset allocations that seek to provide a targeted rate of return over inflation. The investment managers allocate funds within asset classes that they consider to be undervalued in an effort to preserve gains in overvalued asset classes and to find opportunities in undervalued asset classes.

U.S. equities and non-U.S. equities are primarily valued at the net asset value provided by the independent administrator or custodian of the commingled fund. The net asset value is based on the value of the underlying equities, which are traded on an active market. U.S. equities are also valued at the closing price reported in an active market on which the individual securities are traded. Fixed income investments are primarily valued at the net asset value provided by the independent administrator or custodian of the fund. The net asset value is based on the underlying assets, which are valued using inputs such as the closing price reported, if traded on an active market, values derived from comparable securities of issuers with similar credit ratings, or under a discounted cash flow approach that utilizes observable inputs, such as current yields of similar instruments, but includes adjustments for risks that may not be observable such as certain credit and liquidity risks. Alternative investments are primarily valued at the net asset value as determined by the independent administrator or custodian of the fund. The net asset value is based on the underlying investments, which are valued using inputs such as quoted market prices of identical instruments, discounted future cash flows, independent appraisals and market-based comparable data. Absolute return strategies are commingled funds which reflect the fair value of our ownership interest in these funds. The investments in these commingled funds include some or all of the above asset classes and are primarily valued at net asset values based on the underlying investments, which are valued consistent with the methodologies described above for each asset class.

The following table summarizes the activity for our defined benefit pension plans level 3 assets for the year ended December 31, 2015:

	December 31, 2014	Realized Gain/(Loss)	Unrealized Gain/(Loss) Relating to Assets Held at Period End	Purchases, Sales, Settlements, and Other	Transfers In/(Out)	December 31, 2015
	($ in millions)
Acquisition plan receivable	$—	$—	$—	$212.0	$—	$212.0
Fixed income/cash
Government treasuries	4.3	—	(0.7)	(1.6)	—	2.0
Corporate debt instruments	9.6	0.5	(0.2)	2.1	—	12.0
Alternative investments
Hedge fund of funds	358.8	7.2	(3.4)	(27.0)	—	335.6
Real estate funds	34.0	2.4	3.7	(12.7)	—	27.4
Private equity funds	17.7	0.2	0.8	(0.3)	—	18.4
Absolute return strategies	20.3	—	(0.5)	(1.1)	—	18.7

Total level 3 assets	$444.7	$10.3	$(0.3)	$171.4	$—	$626.1

The following table summarizes the activity for our defined benefit pension plans level 3 assets for the year ended December 31, 2014:

	December 31, 2013	Realized Gain/(Loss)	Unrealized Gain/(Loss) Relating to Assets Held at Period End	Purchases, Sales, Settlements, and Other	Transfers In/(Out)	December 31, 2014
	($ in millions)
Fixed income/cash
Government treasuries	$4.5	$—	$(0.3)	$0.1	$—	$4.3
Corporate debt instruments	21.5	2.0	(1.3)	(12.6)	—	9.6
Alternative investments
Hedge fund of funds	315.9	—	17.9	25.0	—	358.8
Real estate funds	35.7	1.6	2.0	(5.3)	—	34.0
Private equity funds	17.9	—	(0.2)	—	—	17.7
Absolute return strategies	18.7	—	0.8	0.8	—	20.3

Total level 3 assets	$414.2	$3.6	$18.9	$8.0	$—	$444.7

POSTRETIREMENT BENEFITS

We provide certain postretirement healthcare (medical) and life insurance benefits for eligible active and retired domestic employees. The healthcare plans are contributory with participants’ contributions adjusted annually based on medical rates of inflation and plan experience. We use a measurement date of December 31 for our postretirement plans.

Effective as of December 31, 2015, we changed the approach used to measure service and interest costs for our other postretirement benefits. For the year ended December 31, 2015, we measured service and interest costs utilizing a single weighted-average discount rate derived from the yield curve used to measure the plan obligations. Beginning in 2016 for our other postretirement benefits, we elected to measure service and interest costs by applying the specific spot rates along the yield curve to the plans’ estimated cash flows. We believe the new approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ liability cash flows to the corresponding spot rates on the yield curve. This change does not affect the measurement of our plan obligations. We have accounted for this change as a change in accounting estimate and, accordingly, have accounted for it on a prospective basis.

Other Postretirement Benefits Obligations and Funded Status

Changes in the benefit obligation were as follows:

	December 31, 2015			December 31, 2014
	($ in millions)			($ in millions)
Change in Benefit Obligation	U.S.	Foreign	Total	U.S.	Foreign	Total
Benefit obligation at beginning of year	$58.5	$8.7	$67.2	$59.0	$8.6	$67.6
Service cost	1.1	0.1	1.2	1.0	0.1	1.1
Interest cost	2.0	0.3	2.3	2.3	0.4	2.7
Actuarial loss (gain)	(0.7)	0.7	—	2.4	0.7	3.1
Benefits paid	(7.0)	(0.3)	(7.3)	(6.2)	(0.4)	(6.6)
Currency translation adjustments	—	(1.5)	(1.5)	—	(0.7)	(0.7)
Curtailment	—	0.1	0.1	—	—	—

Benefit obligation at end of year	$53.9	$8.1	$62.0	$58.5	$8.7	$67.2

	December 31, 2015			December 31, 2014
	($ in millions)			($ in millions)
	U.S.	Foreign	Total	U.S.	Foreign	Total
Funded status	$(53.9)	$(8.1)	$(62.0)	$(58.5)	$(8.7)	$(67.2)

Under ASC 715 we recorded an after-tax benefit of less than $0.1 million ($0.1 million pretax) to shareholders’ equity as of December 31, 2015 for our other postretirement plans. In 2014, we recorded a $1.8 million after-tax charge ($3.1 million pretax) to shareholders’ equity as of December 31, 2014 for our other postretirement plans.

Amounts recognized in the consolidated balance sheets consisted of:

	December 31, 2015			December 31, 2014
	($ in millions)			($ in millions)
	U.S.	Foreign	Total	U.S.	Foreign	Total
Accrued benefit in current liabilities	$(5.3)	$(0.3)	$(5.6)	$(5.2)	$(0.3)	$(5.5)
Accrued benefit in noncurrent liabilities	(48.6)	(7.8)	(56.4)	(53.3)	(8.4)	(61.7)
Accumulated other comprehensive loss	29.7	0.2	29.9	33.6	(0.4)	33.2

Net balance sheet impact	$(24.2)	$(7.9)	$(32.1)	$(24.9)	$(9.1)	$(34.0)

	Years Ended December 31,
	2015	2014	2013
	($ in millions)
Components of Net Periodic Benefit Cost
Service cost	$1.2	$1.1	$1.3
Interest cost	2.3	2.7	2.6
Amortization of prior service cost	—	(0.1)	(0.1)
Recognized actuarial loss	3.1	2.9	3.7
Curtailment	0.1	—	—

Net periodic benefit cost	$6.7	$6.6	$7.5

Included in Other Comprehensive Loss (Pretax)
Liability adjustment	$(0.1)	$3.1	$(1.9)
Amortization of prior service costs and actuarial losses	(3.2)	(2.8)	(3.6)

For the year ended December 31, 2015, we recorded a curtailment charge of $0.1 million associated with permanently closing a portion of the Becancour, Canada chlor alkali facility that has been shut down since late June 2014. This charge was included in restructuring charges.

The other postretirement plans’ actuarial loss that will be recognized from accumulated other comprehensive loss into net periodic benefit cost in 2016 will be approximately $3 million.

The service cost and amortization of prior service cost components of postretirement benefit expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.

Other Postretirement Benefits Plan Assumptions

Certain actuarial assumptions, such as discount rate, have a significant effect on the amounts reported for net periodic benefit cost and accrued benefit obligation amounts.

	December 31,
Weighted-Average Assumptions	2015	2014	2013
Discount rate—periodic benefit cost	3.7%	4.3%	3.6%
Discount rate—benefit obligation	4.1%	3.7%	4.3%

The discount rate is based on a hypothetical yield curve represented by a series of annualized individual zero-coupon bond spot rates for maturities ranging from one-half to thirty years. The bonds used in the yield curve must have a rating of AA or better per Standard & Poor’s, be non-callable, and have at least $250 million par outstanding. The yield curve is then applied to the projected benefit payments from the plan. Based on these bonds and the projected benefit payment streams, the single rate that produces the same yield as the matching bond portfolio, rounded to the nearest quarter point, is used as the discount rate.

We review external data and our own internal trends for healthcare costs to determine the healthcare cost for the post retirement benefit obligation. The assumed healthcare cost trend rates for pre-65 retirees were as follows:

	December 31,
	2015	2014
Healthcare cost trend rate assumed for next year	8.5%	8.5%
Rate that the cost trend rate gradually declines to	5.0%	5.0%
Year that the rate reaches the ultimate rate	2022	2021

For post-65 retirees, we provide a fixed dollar benefit, which is not subject to escalation.

Assumed healthcare cost trend rates have an effect on the amounts reported for the healthcare plans. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
	($ in millions)
Effect on total of service and interest costs	$0.2	$(0.2)
Effect on postretirement benefit obligation	3.1	(2.6)

We expect to make payments of approximately $5 million for each of the next five years under the provisions of our other postretirement benefit plans.

INCOME TAXES

	Years ended December 31,
	2015	2014	2013
	($ in millions)
Components of Income from Continuing Operations Before Taxes
Domestic	$(66.9)	$164.4	$222.2
Foreign	73.6	(1.7)	27.8

Income from continuing operations before taxes	$6.7	$162.7	$250.0

Components of Income Tax Provision
Current expense (benefit):
Federal	$(16.6)	$25.9	$42.1
State	1.2	1.3	9.4
Foreign	14.4	5.3	8.5

	(1.0)	32.5	60.0
Deferred expense (benefit):
Federal	$8.9	$26.9	$10.4
State	(2.4)	3.0	1.9
Foreign	2.6	(4.7)	(0.9)

	9.1	25.2	11.4

Income tax provision	$8.1	$57.7	$71.4

The following table accounts for the difference between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to the income from continuing operations before taxes.

	Years ended December 31,
Effective Tax Rate Reconciliation (Percent)	2015	2014	2013
Statutory federal tax rate	35.0%	35.0%	35.0%
State income taxes, net	(38.2)	2.4	2.3
Foreign rate differential	(129.8)	0.4	(0.9)
U.S. tax on foreign earnings	128.6	(0.6)	0.8
Domestic manufacturing/export tax incentive	—	(1.8)	(1.6)
Salt depletion	(38.8)	(0.5)	(0.3)
Non-deductible transaction costs	133.1	—	—
Change in valuation allowance	27.9	1.1	(2.1)
Remeasurement of deferred taxes	7.6	0.4	0.1
Change in tax contingencies	5.0	(0.3)	(3.8)
Dividends paid to CEOP	(11.1)	(0.5)	(0.3)
Return to provision	(4.2)	(0.7)	(0.1)
Research tax credit	(3.1)	—	(0.8)
Other, net	8.9	0.6	0.3

Effective tax rate	120.9%	35.5%	28.6%

The effective tax rate from continuing operations for 2015 included $8.9 million of expense associated with certain transaction costs related to the Acquisition that are not deductible for U.S. tax purposes and $8.6 million of expense associated with incremental U.S. tax on foreign earnings. These items were partially offset by $8.7 million of benefit associated with foreign earnings taxed at a lower rate than the U.S. statutory rate and $2.6 million of benefit associated with salt depletion deductions. The effective tax rate from continuing operations for 2014 included $1.2 million of benefit associated with return to provision adjustments for the finalization of our 2013 U.S. federal and state income tax returns and $0.7 million of benefit associated with the expiration of the statutes of limitations in federal and state jurisdictions. These items were partially offset by $0.8 million of expense associated with increases in valuation allowances on certain state tax credit balances, primarily due to a change in state tax law, and $0.6 million of expense related to the remeasurement of deferred taxes due to an increase in state effective tax rates. The effective tax rate from continuing operations for 2013 included $11.4 million of benefit associated with the expiration of the statutes of limitations in federal and state jurisdictions, $8.3 million of benefit associated with reductions in valuation allowances on our capital loss carryforwards and $1.9 million of benefit associated with the Research Credit, which were partially offset by $1.8 million of expense associated with changes in tax contingencies and $1.3 million of expense associated with increases in valuation allowances on certain state tax credits carryforwards.

	December 31,
Components of Deferred Tax Assets and Liabilities	2015	2014
	($ in millions)
Deferred tax assets:
Pension and postretirement benefits	$235.2	$108.0
Environmental reserves	55.3	56.5
Asset retirement obligations	21.0	22.9
Accrued liabilities	53.7	52.5
Tax credits	23.3	9.2
Federal and state net operating losses	40.1	3.3
Capital loss carryforward	4.7	4.8
Other miscellaneous items	18.5	10.0

Total deferred tax assets	451.8	267.2
Valuation allowance	(29.3)	(16.6)

Net deferred tax assets	422.5	250.6

Deferred tax liabilities:
Property, plant and equipment	875.6	174.5
Intangible amortization	138.4	14.2
Inventory and prepaids	11.6	4.5
Partnerships	101.4	97.8
Taxes on unremitted earnings	294.8	—

Total deferred tax liabilities	1,421.8	291.0

Net deferred tax liability	$(999.3)	$(40.4)

Realization of the net deferred tax assets, irrespective of indefinite-lived deferred tax liabilities, is dependent on future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing temporary differences and carryforwards. Although realization is not assured, we believe that it is more likely than not that the net deferred tax assets will be realized.

At December 31, 2015, we had a U.S. net operating loss carryforward (NOL) of approximately $75.9 million (representing $26.6 million of deferred tax assets), that will expire in years 2017 through 2035, if not utilized. The utilization of $2.5 million of the deferred tax assets are limited under Section 382 of the U.S. Internal Revenue Code to $0.5 million in each year through 2020.

At December 31, 2015, we had deferred state tax benefits of $9.3 million relating to state NOLs, which are available to offset future state taxable income through 2035.

At December 31, 2015, we had deferred state tax benefits of $13.6 million relating to state tax credits, which are available to offset future state tax liabilities through 2030.

At December 31, 2015, we had a capital loss carryforward of $12.3 million (representing $4.7 million of deferred tax assets) that is available to offset future consolidated capital gains that will expire in years 2016 through 2020 if not utilized.

At December 31, 2015, we had a NOL of approximately $23.1 million (representing $4.2 million of deferred tax assets) in various foreign jurisdictions. Of these, $8.2 million (representing $1.7 million of deferred tax assets) expire in various years from 2020 to 2025. The remaining $14.9 million (representing $2.5 million of deferred tax assets) do not expire.

The activity of our deferred income tax valuation allowance was as follows:

	December 31,
	2015	2014
	($ in millions)
Beginning balance	$16.6	$13.4
Charged to income tax provision	1.8	4.1
Acquisition activity	12.3	—
Deductions from reserves - credited to income tax provision	(1.4)	(0.9)

Ending balance	$29.3	$16.6

As of December 31, 2015, we had $35.1 million of gross unrecognized tax benefits, which would have a net $33.5 million impact on the effective tax rate from continuing operations, if recognized. As of December 31, 2014, we had $36.1 million of gross unrecognized tax benefits, which would have a net $35.0 million impact on the effective tax rate from continuing operations, if recognized. The change for 2015 primarily relates to additional gross unrecognized benefits for prior year tax positions, as well as the settlement of ongoing audits. The change for 2014 primarily relates to additional gross unrecognized benefits for current year and prior year tax positions, as well as the expiration of statute of limitations in domestic jurisdictions and settlement of ongoing audits. The amounts of unrecognized tax benefits were as follows:

	December 31,
	2015	2014
	($ in millions)
Beginning balance	$36.1	$34.5
Increase for current year tax positions	—	2.2
Increase for prior year tax positions	0.2	0.2
Reductions due to statute of limitations	—	(0.4)
Decrease for prior year tax positions	—	(0.3)
Decrease due to tax settlements	(1.2)	(0.1)

Ending balance	$35.1	$36.1

Income from discontinued operations, net for the year ended December 31, 2014 included $2.2 million of tax expense related to changes in tax contingencies.

We recognize interest and penalty expense related to unrecognized tax positions as a component of the income tax provision. As of December 31, 2015 and 2014, interest and penalties accrued were $3.4 million and $3.2 million, respectively. For 2015, 2014 and 2013, we recorded expense (benefit) related to interest and penalties of $0.2 million, $0.4 million and $(0.5) million, respectively.

As of December 31, 2015, we believe it is reasonably possible that our total amount of unrecognized tax benefits will decrease by approximately $9.4 million over the next twelve months. The anticipated reduction primarily relates to settlements with tax authorities and the expiration of federal, state and foreign statutes of limitation.

We operate globally and file income tax returns in numerous jurisdictions. Our tax returns are subject to examination by various federal, state and local tax authorities. Our U.S. federal income tax returns are under examination by the Internal Revenue Service (IRS) for tax years 2008 and 2010 to 2012. Our Canadian federal income tax returns are under examination by Canada Revenue Authority (CRA) for tax years 2010 and 2011.

In connection with the Acquisition, TDCC retained liabilities relating to taxes to the extent arising prior to the Closing Date. We believe we have adequately provided for all tax positions; however, amounts asserted by taxing authorities could be greater than our accrued position. For our primary tax jurisdictions, the tax years that remain subject to examination are as follows:

Tax Years
U.S. federal income tax	2008; 2010 - 2015
U.S. state income tax	2006 - 2014
Canadian federal income tax	2010 - 2014
Brazil	2014 - 2015
Germany	2015
China	2014 - 2015
The Netherlands	2014 - 2015
South Korea	2014 - 2015
Hong Kong	2015

ACCRUED LIABILITIES

Included in accrued liabilities were the following:

	December 31,
	2015	2014
	($ in millions)
Acquisition-related accruals	$90.2	$—
Accrued compensation and payroll taxes	53.4	40.4
Accrued interest	35.0	4.7
Legal and professional costs	32.0	26.3
Accrued employee benefits	24.4	41.5
Environmental (current portion only)	19.0	19.0
Asset retirement obligation (current portion only)	7.3	10.2
Other	66.8	72.2

Accrued liabilities	$328.1	$214.3

CONTRIBUTING EMPLOYEE OWNERSHIP PLAN

The CEOP is a defined contribution plan available to essentially all domestic employees. Company matching contributions are invested in the same investment allocation as the employee’s contribution. Our matching contributions for eligible employees amounted to $6.9 million, $5.7 million and $5.2 million in 2015, 2014 and 2013, respectively.

Employees generally become vested in the value of the contributions we make to the CEOP according to a schedule based on service. After two years of service, participants are 25% vested. They vest in increments of 25% for each additional year and after five years of service, they are 100% vested in the value of the contributions that we have made to their accounts.

Employees may transfer any or all of the value of the investments, including Olin common stock, to any one or combination of investments available in the CEOP. Employees may transfer balances daily and may elect to transfer any percentage of the balance in the fund from which the transfer is made. However, when transferring out of a fund, employees are prohibited from trading out of the fund to which the transfer was made for seven calendar days. This limitation does not apply to trades into the money market fund or the Olin Common Stock Fund.

STOCK-BASED COMPENSATION

Stock-based compensation expense was allocated to the operating segments for the portion related to employees whose compensation would be included in cost of goods sold with the remainder recognized in corporate/other. There were no significant capitalized stock-based compensation costs. Stock-based compensation granted includes stock options, performance stock awards, restricted stock awards and deferred directors’ compensation. Stock-based compensation expense was as follows:

	Years ended December 31,
	2015	2014	2013
	($ in millions)
Stock-based compensation	$11.5	$9.2	$13.3
Mark-to-market adjustments	(3.0)	(3.6)	4.2

Total expense	$8.5	$5.6	$17.5

Stock Plans

Under the stock option and long-term incentive plans, options may be granted to purchase shares of our common stock at an exercise price not less than fair market value at the date of grant, and are exercisable for a period not exceeding ten years from that date. Stock options, restricted stock and performance shares typically vest over three years. We issue shares to settle stock options, restricted stock and share-based performance awards. In 2015, 2014 and 2013 long-term incentive awards included stock options, performance share awards and restricted stock. The stock option exercise price was set at the fair market value of common stock on the date of the grant, and the options have a ten-year term.

Stock option transactions were as follows:

				Exercisable
	Shares	Option Price	Weighted- Average Option Price	Options	Weighted- Average Exercise Price
Outstanding at January 1, 2015	4,133,753	$14.28-27.64	$20.14	2,976,870	$18.50
Granted	776,750	27.40	27.40
Exercised	(147,608)	14.28-25.57	20.11
Canceled	(42,790)	23.28-27.40	25.14

Outstanding at December 31, 2015	4,720,105	$14.28-27.65	$21.29	3,371,449	$19.28

At December 31, 2015, the average exercise period for all outstanding and exercisable options was 65 months and 50 months, respectively. At December 31, 2015, the aggregate intrinsic value (the difference between the exercise price and market value) for outstanding options was $2.5 million and exercisable options was $2.5 million. The total intrinsic value of options exercised during the years ended December 31, 2015, 2014 and 2013 was $1.3 million, $3.9 million and $4.2 million, respectively.

The total unrecognized compensation cost related to unvested stock options at December 31, 2015 was $5.3 million and was expected to be recognized over a weighted-average period of 1.3 years.

The following table provides certain information with respect to stock options exercisable at December 31, 2015:

Range of Exercise Prices	Options Exercisable	Weighted- Average Exercise Price	Options Outstanding	Weighted- Average Exercise Price
Under $16.00	916,046	$15.05	916,046	$15.05
$16.00 – $22.00	1,870,281	19.85	1,870,281	19.85
Over $22.00	585,122	24.11	1,933,778	25.65

	3,371,449		4,720,105

At December 31, 2015, common shares reserved for issuance and available for grant or purchase under the following plans consisted of:

	Number of Shares
Stock Option Plans	Reserved for Issuance	Available for Grant or Purchase(1)
2000 long term incentive plan	277,586	2,911
2003 long term incentive plan	389,921	10,138
2006 long term incentive plan	1,591,479	168,783
2009 long term incentive plan	2,762,161	506,610
2014 long term incentive plan	3,000,000	2,009,000

Total under stock option plans	8,021,147	2,697,442

	Number of Shares
Stock Purchase Plans	Reserved for Issuance	Available for Grant or Purchase
1997 stock plan for non-employee directors	572,978	567,476
Employee deferral plan	45,627	45,623

Total under stock purchase plans	618,605	613,099

(1)	All available to be issued as stock options, but includes a sub-limit for all types of stock awards of 1,420,442 shares.

Under the stock purchase plans, our non-employee directors may defer certain elements of their compensation into shares of our common stock based on fair market value of the shares at the time of deferral. Non-employee directors annually receive stock grants as a portion of their director compensation. Of the shares reserved under the stock purchase plans at December 31, 2015, 5,501 shares were committed.

Performance share awards are denominated in shares of our stock and are paid half in cash and half in stock. Payouts are based on Olin’s average annual return on capital over a three-year performance cycle in relation to the average annual return on capital over the same period among a portfolio of public companies which are selected in concert with outside compensation consultants. The expense associated with performance shares is recorded based on our estimate of our performance relative to the respective target.

If an employee leaves the company before the end of the performance cycle, the performance shares may be prorated based on the number of months of the performance cycle worked and are settled in cash instead of half in cash and half in stock when the three-year performance cycle is completed. Performance share transactions were as follows:

	To Settle in Cash		To Settle in Shares
	Shares	Weighted- Average Fair Value per Share	Shares	Weighted- Average Fair Value per Share
Outstanding at January 1, 2015	290,917	$23.04	281,000	$23.46
Granted	126,000	27.40	126,000	27.40
Paid/Issued	(105,611)	23.04	(101,000)	21.92
Converted from shares to cash	2,111	24.42	(2,111)	24.42
Canceled	(1,889)	25.83	(1,889)	26.49

Outstanding at December 31, 2015	311,528	$17.48	302,000	$25.59

Total vested at December 31, 2015	201,528	$17.48	192,000	$24.81

The summary of the status of our unvested performance shares to be settled in cash were as follows:

	Shares	Weighted- Average Fair Value per Share
Unvested at January 1, 2015	87,334	$23.04
Granted	126,000	27.40
Vested	(101,445)	17.48
Canceled	(1,889)	25.83

Unvested at December 31, 2015	110,000	$17.48

At December 31, 2015, the liability recorded for performance shares to be settled in cash totaled $3.5 million. The total unrecognized compensation cost related to unvested performance shares at December 31, 2015 was $4.9 million and was expected to be recognized over a weighted-average period of 1.2 years.

SHAREHOLDERS’ EQUITY

On April 24, 2014, our board of directors authorized a new share repurchase program for up to 8 million shares of common stock that will terminate in three years for any of the remaining shares not yet repurchased. This authorization replaced the July 2011 share repurchase program. For the year ended December 31, 2015, no shares were purchased and retired. We repurchased and retired 2.5 million and 1.5 million shares in 2014 and 2013, respectively, at a cost of $64.8 million and $36.2 million, respectively. As of December 31, 2015, we had repurchased a total of 1.9 million shares under the April 2014 program, and 6.1 million shares remained authorized to be purchased. Under the Merger Agreement relating to the Acquisition, we were restricted from repurchasing shares of our common stock prior to the consummation of the Merger. For a period of two years subsequent to the Closing Date of the Merger, we will continue to be subject to certain restrictions on our ability to conduct share repurchases.

During 2015, 2014 and 2013, we issued 0.1 million, 0.5 million and 0.5 million shares, respectively, with a total value of $3.1 million, $12.1 million and $9.7 million, respectively, representing stock options exercised.

We have registered an undetermined amount of securities with the SEC, so that, from time-to-time, we may issue debt securities, preferred stock and/or common stock and associated warrants in the public market under that registration statement.

The following table represents the activity included in accumulated other comprehensive loss:

	Foreign Currency Translation Adjustment (net of taxes)	Unrealized Gains (Losses) on Derivative Contracts (net of taxes)	Pension and Postretirement Benefits (net of taxes)	Accumulated Other Comprehensive Loss
	($ in millions)
Balance at January 1, 2013	$2.1	$4.7	$(378.1)	$(371.3)
Unrealized losses	(2.6)	(7.7)	(12.5)	(22.8)
Reclassification adjustments into income	—	1.4	33.3	34.7
Tax benefit (provision)	—	2.5	(8.2)	(5.7)

Net change	(2.6)	(3.8)	12.6	6.2

Balance at December 31, 2013	(0.5)	0.9	(365.5)	(365.1)
Unrealized losses	(1.8)	(10.2)	(142.0)	(154.0)
Reclassification adjustments into income	—	1.8	25.5	27.3
Tax benefit	—	3.3	45.4	48.7

Net change	(1.8)	(5.1)	(71.1)	(78.0)

Balance at December 31, 2014	(2.3)	(4.2)	(436.6)	(443.1)
Unrealized losses	(15.7)	(13.9)	(125.3)	(154.9)
Reclassification adjustments into income	—	9.7	65.6	75.3
Tax benefit	5.9	1.5	22.8	30.2

Net change	(9.8)	(2.7)	(36.9)	(49.4)

Balance at December 31, 2015	$(12.1)	$(6.9)	$(473.5)	$(492.5)

Net (loss) income and cost of goods sold included reclassification adjustments for realized gains and losses on derivative contracts from accumulated other comprehensive loss.

Net (loss) income, cost of goods sold and selling and administration expenses included the amortization of prior service costs and actuarial losses from accumulated other comprehensive loss. This amortization is recognized equally in cost of goods sold and selling and administration expenses.

SEGMENT INFORMATION

We define segment results as income (loss) from continuing operations before interest expense, interest income, other operating income, other income (expense) and income taxes, and include the results of non-consolidated affiliates. Consistent with the guidance in ASC 280, we have determined it is appropriate to include the operating results of non-consolidated affiliates in the relevant segment financial results. Beginning in the fourth quarter of 2015, we modified our reportable segments due to changes in our organization resulting from the Acquisition. We have three operating segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester. For segment reporting purposes, the Acquired Business’s Global Epoxy operating results comprise the newly created Epoxy segment and the Acquired Chlor Alkali Business operating results combined with our former Chlor Alkali Products and Chemical Distribution segments comprise the newly created Chlor Alkali Products and Vinyls segment. The new reporting structure has been retrospectively applied to financial results for all periods presented. The three operating segments reflect the organization used by our management for purposes of allocating resources and assessing performance. Chlorine used in our Epoxy segment is transferred at cost from the Chlor Alkali Products and Vinyls segment. Sales and profits are recognized in the Chlor Alkali Products and Vinyls segment for all caustic soda generated and sold by Olin.

	Years ended December 31,
	2015	2014	2013
	($ in millions)
Sales:
Chlor Alkali Products and Vinyls	$1,713.4	$1,502.8	$1,737.4
Epoxy	429.6	—	—
Winchester	711.4	738.4	777.6

Total sales	$2,854.4	$2,241.2	$2,515.0

Income (loss) from continuing operations before taxes:
Chlor Alkali Products and Vinyls	$115.5	$130.1	$213.5
Epoxy	(7.5)	—	—
Winchester	115.6	127.3	143.2
Corporate/Other	(40.8)	(33.9)	(62.6)
Restructuring charges	(2.7)	(15.7)	(5.5)
Acquisition-related costs	(123.4)	(4.2)	—
Other operating income	45.7	1.5	0.7
Interest expense	(97.0)	(43.8)	(38.6)
Interest income	1.1	1.3	0.6
Other income (expense)	0.2	0.1	(1.3)

Income from continuing operations before taxes	$6.7	$162.7	$250.0

Earnings of non-consolidated affiliates:
Chlor Alkali Products and Vinyls	$1.7	$1.7	$2.8

Depreciation and amortization expense:
Chlor Alkali Products and Vinyls	$186.1	$119.4	$117.5
Epoxy	20.9	—	—
Winchester	17.4	16.3	14.9
Corporate/Other	4.5	3.4	2.9

Total depreciation and amortization expense	$228.9	$139.1	$135.3

Capital spending:
Chlor Alkali Products and Vinyls	$94.5	$49.6	$68.0
Epoxy	7.7	—	—
Winchester	25.6	21.4	21.2
Corporate/Other	3.1	0.8	1.6

Total capital spending	$130.9	$71.8	$90.8

	December 31,
	2015	2014
	($ in millions)
Assets:
Chlor Alkali Products and Vinyls	$6,690.7	$1,939.0
Epoxy	1,591.2	—
Winchester	411.9	361.0
Corporate/Other	595.1	389.2

Total assets	$9,288.9	$2,689.2

Investments—affiliated companies (at equity):
Chlor Alkali Products and Vinyls	$25.0	$23.3

Segment assets include only those assets which are directly identifiable to an operating segment. Assets of the corporate/other segment include primarily such items as cash and cash equivalents, deferred taxes, restricted cash and other assets.

	Years ended December 31,
Geographic Data	2015	2014	2013
	($ in millions)
Sales:
United States	$2,208.5	$2,051.4	$2,316.2
Foreign	645.9	189.8	198.8

Total sales	$2,854.4	$2,241.2	$2,515.0

	Years ended December 31,
	2015	2014
	($ in millions)
Long-lived assets:
United States	$3,561.7	$889.6
Foreign	391.7	41.4

Total long-lived assets	$3,953.4	$931.0

Sales are attributed to geographic areas based on customer location and long-lived assets are attributed to geographic areas based on asset location.

ENVIRONMENTAL

As is common in our industry, we are subject to environmental laws and regulations related to the use, storage, handling, generation, transportation, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances and wastes in all of the countries in which we do business.

The establishment and implementation of national, state or provincial and local standards to regulate air, water and land quality affect substantially all of our manufacturing locations around the world. Laws providing for regulation of the manufacture, transportation, use and disposal of hazardous and toxic substances, and remediation of contaminated sites, have imposed additional regulatory requirements on industry, particularly the chemicals industry. In addition, implementation of environmental laws has required and will continue to require new capital expenditures and will increase plant operating costs. We employ waste minimization and pollution prevention programs at our manufacturing sites.

In connection with the Acquisition, TDCC retained liabilities relating to releases of hazardous materials and violations of environmental law to the extent arising prior to the Closing Date.

We are party to various governmental and private environmental actions associated with past manufacturing facilities and former waste disposal sites. Associated costs of investigatory and remedial activities are provided for in accordance with generally accepted accounting principles governing probability and the ability to reasonably estimate future costs. Our ability to estimate future costs depends on whether our investigatory and remedial activities are in preliminary or advanced stages. With respect to unasserted claims, we accrue liabilities for costs that, in our experience, we may incur to protect our interests against those unasserted claims. Our accrued liabilities for unasserted claims amounted to $1.8 million at December 31, 2015. With respect to asserted claims, we accrue liabilities based on remedial investigation, feasibility study, remedial action and operation, maintenance and monitoring (OM&M) expenses that, in our experience, we may incur in connection with the asserted claims. Required site OM&M expenses are estimated and accrued in their entirety for required periods not exceeding 30 years, which reasonably approximates the typical duration of long-term site OM&M.

Our liabilities for future environmental expenditures were as follows:

	December 31,
	2015	2014
	($ in millions)
Beginning balance	$138.3	$144.6
Charges to income	15.7	9.6
Remedial and investigatory spending	(14.1)	(14.9)
Currency translation adjustments	(1.8)	(1.0)

Ending balance	$138.1	$138.3

At December 31, 2015 and 2014, our consolidated balance sheets included environmental liabilities of $119.1 million and $119.3 million, respectively, which were classified as other noncurrent liabilities. Our environmental liability amounts do not take into account any discounting of future expenditures or any consideration of insurance recoveries or advances in technology. These liabilities are reassessed periodically to determine if environmental circumstances have changed and/or remediation efforts and our estimate of related costs have changed. As a result of these reassessments, future charges to income may be made for additional liabilities. Of the $138.1 million included on our consolidated balance sheet at December 31, 2015 for future environmental expenditures, we currently expect to utilize $81.1 million of the reserve for future environmental expenditures over the next 5 years, $16.7 million for expenditures 6 to 10 years in the future, and $40.3 million for expenditures beyond 10 years in the future.

Our total estimated environmental liability at December 31, 2015 was attributable to 69 sites, 14 of which were USEPA NPL sites. Nine sites accounted for 79% of our environmental liability and, of the remaining 60 sites, no one site accounted for more than 3% of our environmental liability. At four of the nine sites, part of the site is subject to a remedial investigation and another part is in the long-term OM&M stage. At one of the nine sites, a remedial design is being developed. At one of the nine sites, part of the site is subject to a remedial investigation and another part a remedial design is being developed. At one of these nine sites, a remedial investigation is being performed. The two remaining sites are in long-term OM&M. All nine sites are either associated with past manufacturing operations or former waste disposal sites. None of the nine largest sites represents more than 23% of the liabilities reserved on our consolidated balance sheet at December 31, 2015 for future environmental expenditures.

Charges to income for investigatory and remedial efforts were material to operating results in 2015, 2014 and 2013 and may be material to operating results in future years.

Environmental provisions charged (credited) to income, which are included in cost of goods sold, were as follows:

	Years ended December 31,
	2015	2014	2013
	($ in millions)
Charges to income	$15.7	$9.6	$11.5
Recoveries from third parties of costs incurred and expensed in prior periods	—	(1.4)	(1.3)

Total environmental expense	$15.7	$8.2	$10.2

These charges relate primarily to remedial and investigatory activities associated with past manufacturing operations and former waste disposal sites.

Annual environmental-related cash outlays for site investigation and remediation are expected to range between approximately $15 million to $25 million over the next several years, which are expected to be charged against reserves recorded on our consolidated balance sheet. While we do not anticipate a material increase in the projected annual level of our environmental-related cash outlays for site investigation and remediation, there is always the possibility that such an increase may occur in the future in view of the uncertainties associated with environmental exposures. Environmental exposures are difficult to assess for numerous reasons, including the identification of new sites, developments at sites resulting from investigatory studies, advances in technology, changes in environmental laws and regulations and their application, changes in regulatory authorities, the scarcity of reliable data pertaining to identified sites, the difficulty in assessing the involvement and financial capability of other PRPs, our ability to obtain contributions from other parties and the lengthy time periods over which site remediation occurs. It is possible that some of these matters (the outcomes of which are subject to various uncertainties) may be resolved unfavorably to us, which could materially adversely affect our financial position or results of operations. At December 31, 2015, we estimate that it is reasonably possible that we may have additional contingent environmental liabilities of $60 million in addition to the amounts for which we have already recorded as a reserve.

COMMITMENTS AND CONTINGENCIES

The following table summarizes our contractual commitments under non-cancelable operating leases and purchase contracts as of December 31, 2015:

	Operating Leases	Purchase Commitments
	($ in millions)
2016	$73.7	$560.2
2017	60.9	506.4
2018	51.7	449.3
2019	39.5	442.1
2020	27.3	440.3
Thereafter	80.2	2,904.9

Total commitments	$333.3	$5,303.2

Our operating lease commitments are primarily for railroad cars but also include distribution, warehousing and office space and data processing and office equipment. Virtually none of our lease agreements contain escalation clauses or step rent provisions. Total rent expense charged to operations amounted to $75.1 million, $66.8 million and $64.2 million in 2015, 2014 and 2013, respectively (sublease income is not significant). The above purchase commitments include raw material, capital expenditure and utility purchasing commitments utilized in our normal course of business for our projected needs. In connection with the Acquisition, certain additional agreements have been entered into with TDCC, including, long-term purchase agreements for raw materials. These agreements are maintained through long-term cost based contracts that provide us with a reliable supply of key raw materials. Key raw materials received from TDCC include ethylene, propylene and benzene.

We, and our subsidiaries, are defendants in various legal actions (including proceedings based on alleged exposures to asbestos) incidental to our past and current business activities. At December 31, 2015 and 2014, our consolidated balance sheets included liabilities for these legal actions of $21.2 million and $22.1 million, respectively. These liabilities do not include costs associated with legal representation. Based on our analysis, and considering the inherent uncertainties associated with litigation, we do not believe that it is reasonably possible that these legal actions will materially adversely affect our financial position, cash flows or results of operations. In connection with the Acquisition, TDCC retained liabilities related to litigation to the extent arising prior to the Closing Date.

During the ordinary course of our business, contingencies arise resulting from an existing condition, situation or set of circumstances involving an uncertainty as to the realization of a possible gain contingency. In certain instances such as environmental projects, we are responsible for managing the cleanup and remediation of an environmental site. There exists the possibility of recovering a portion of these costs from other parties. We account for gain contingencies in accordance with the provisions of ASC 450 “Contingencies” (ASC 450) and therefore do not record gain contingencies and recognize income until it is earned and realizable.

For the year ended December 31, 2015 we recognized insurance recoveries of $57.4 million for property damage and business interruption related to the Becancour, Canada and McIntosh, AL chlor alkali facilities. Cost of goods sold was reduced by $10.5 million and selling and administration was reduced by $0.9 million for the reimbursement of costs incurred and expensed in prior periods and other operating income included a gain of $46.0 million. The consolidated statement of cash flows for the year ended December 31, 2015 included $25.8 million for the property damage portion of the insurance recoveries within proceeds from disposition of property, plant and equipment and gains on disposition of property, plant and equipment.

For the year ended December 31, 2013, we recognized $11.0 million as a reduction of cost of goods sold related to a Chlor Alkali Products and Vinyls favorable contract settlement. Also for the year ended December 31, 2013, we recognized $13.9 million as a reduction of selling and administration expense related to the recovery of legacy legal costs.

DERIVATIVE FINANCIAL INSTRUMENTS

We are exposed to market risk in the normal course of our business operations due to our purchases of certain commodities, our ongoing investing and financing activities and our operations that use foreign currencies. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies and procedures governing our management of market risks and the use of financial instruments to manage exposure to such risks. ASC 815 “Derivatives and Hedging” (ASC 815) required an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We use hedge accounting treatment for substantially all of our business transactions whose risks are covered using derivative instruments. In accordance with ASC 815, we designate commodity forward contracts as cash flow hedges of forecasted purchases of commodities and certain interest rate swaps as fair value hedges of fixed-rate borrowings. We do not enter into any derivative instruments for trading or speculative purposes.

Energy costs, including electricity and natural gas, and certain raw materials used in our production processes are subject to price volatility. Depending on market conditions, we may enter into futures contracts and put and call option contracts in order to reduce the impact of commodity price fluctuations. The majority of our commodity derivatives expire within one year. Those commodity contracts that extend beyond one year correspond with raw material purchases for long-term fixed-price sales contracts.

We enter into forward sales and purchase contracts to manage currency risk resulting from purchase and sale commitments denominated in foreign currencies. At December 31, 2015 we had outstanding forward contracts to buy foreign currency with a notional value of $21.7 million and to sell foreign currency with a notional value of $10.1 million. All of the currency derivatives expire within one year and are for USD equivalents.

The counterparties to the forward contracts were large financial institutions; however, the risk of loss to us in the event of nonperformance by a counterparty could be significant to our financial position or results of operations. At December 31, 2014, we had no forward contracts to buy or sell foreign currencies.

In March 2010, we entered into interest rate swaps on $125 million of our underlying fixed-rate debt obligations, whereby we agreed to pay variable rates to a counterparty who, in turn, pays us fixed rates. The counterparty to these agreements is Citibank. In October 2011, we entered into $125 million of interest rate swaps with equal and opposite terms as the $125 million variable interest rate swaps on the 2016 Notes. We have agreed to pay a fixed rate to a counterparty who, in turn, pays us variable rates. The counterparty to this agreement is also Citibank. The result was a gain of $11.0 million on the $125 million variable interest rate swaps, which will be recognized through 2016. As of December 31, 2015, $1.2 million of this gain was included in current installments of long-term debt. In October 2011, we de-designated our $125 million interest rate swaps that had previously been designated as fair value hedges. The $125 million variable interest rate swaps and the $125 million fixed interest rate swaps do not meet the criteria for hedge accounting. All changes in the fair value of these interest rate swaps are recorded currently in earnings.

Cash Flow Hedges

ASC 815 requires that all derivative instruments be recorded on the balance sheet at their fair value. For derivative instruments that are designated and qualify as a cash flow hedge, the change in fair value of the derivative is recognized as a component of other comprehensive income (loss) until the hedged item is recognized into earnings. Gains and losses on the derivatives representing hedge ineffectiveness are recognized currently in earnings.

We had the following notional amount of outstanding commodity forward contracts that were entered into to hedge forecasted purchases:

	December 31,
	2015	2014
	($ in millions)
Copper	$43.6	$62.7
Zinc	8.7	6.8
Lead	9.3	14.1
Natural gas	2.0	5.7

As of December 31, 2015, the counterparty to $43.3 million of these commodity forward contracts was Wells Fargo, a major financial institution, and the counterparty to $20.3 million of these commodity forward contracts was Citibank, a major financial institution.

We use cash flow hedges for certain raw material and energy costs such as copper, zinc, lead, electricity and natural gas to provide a measure of stability in managing our exposure to price fluctuations associated with forecasted purchases of raw materials and energy used in our manufacturing process. At December 31, 2015, we had open positions in futures contracts through 2021. If all open futures contracts had been settled on December 31, 2015, we would have recognized a pretax loss of $11.4 million.

If commodity prices were to remain at December 31, 2015 levels, approximately $5.0 million of deferred losses would be reclassified into earnings during the next twelve months. The actual effect on earnings will be dependent on actual commodity prices when the forecasted transactions occur.

Fair Value Hedges

For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings. We include the gain or loss on the hedged items (fixed-rate borrowings) in the same line item, interest expense, as the offsetting loss or gain on the related interest rate swaps. We had no interest rate swaps designated as fair value hedges as of December 31, 2015 and 2014.

In June 2012, we terminated $73.1 million of interest rate swaps with Wells Fargo that had been entered into on the SunBelt Notes in May 2011. The result was a gain of $2.2 million which will be recognized through 2017. As of December 31, 2015, $0.4 million of this gain was included in long-term debt.

We use interest rate swaps as a means of managing interest expense and floating interest rate exposure to optimal levels. These interest rate swaps are treated as fair value hedges. The accounting for gains and losses associated with changes in fair value of the derivative and the effect on the consolidated financial statements will depend on the hedge designation and whether the hedge is effective in offsetting changes in fair value of cash flows of the asset or liability being hedged.

Financial Statement Impacts

We present our derivative assets and liabilities in our consolidated balance sheets on a net basis whenever we have a legally enforceable master netting agreement with the counterparty to our derivative contracts. We use these agreements to manage and substantially reduce our potential counterparty credit risk.

The following table summarizes the location and fair value of the derivative instruments on our consolidated balance sheets. The table disaggregates our net derivative assets and liabilities into gross components on a contract-by-contract basis before giving effect to master netting arrangements:

	Asset Derivatives			Liability Derivatives
		Fair Value			Fair Value
		December 31,			December 31,
Derivatives Designated as Hedging Instruments	Balance Sheet Location	2015	2014	Balance Sheet Location	2015	2014
		($ in millions)			($ in millions)
Interest rate contracts	Other current assets	$—	$—	Current installments of long-term debt	$1.2	$—
Interest rate contracts	Other assets	—	—	Long-term debt	0.4	4.5
Commodity contracts – losses	Other current assets	—	—	Accrued liabilities	11.5	7.2
Commodity contracts – gains	Other current assets	—	—	Accrued liabilities	(0.1)	(0.1)

		$—	$—		$13.0	$11.6
Derivatives Not Designated as Hedging Instruments
Interest rate contracts – gains	Other current assets	$1.2	$—	Accrued liabilities	$—	$—
Interest rate contracts – losses	Other current assets	(0.1)	—	Accrued liabilities	—	—
Interest rate contracts – gains	Other assets	—	4.3	Other liabilities	—	—
Interest rate contracts – losses	Other assets	—	(0.8)	Other liabilities	—	—
Commodity contracts – losses	Other current assets	—	—	Accrued liabilities	0.2	1.5
Foreign exchange contracts – gains	Other current assets	0.1	—	Accrued liabilities	—	—

		1.2	3.5		$0.2	$1.5

Total derivatives(1)		1.2	3.5		$13.2	$13.1

(1)	Does not include the impact of cash collateral received from or provided to counterparties.

The following table summarizes the effects of derivative instruments on our consolidated statements of operations:

		Amount of Gain (Loss)
		Years Ended December 31,
	Location of Gain (Loss)	2015	2014	2013
		($ in millions)
Derivatives – Cash Flow Hedges
Recognized in other comprehensive loss (effective portion)	—	$(13.9)	$(10.2)	$(7.7)

Reclassified from accumulated other comprehensive loss into income (effective portion)	Cost of goods sold	$(9.7)	$(1.8)	$(1.4)

Derivatives – Fair Value Hedges
Interest rate contracts	Interest expense	$2.8	$2.9	$2.9

Derivatives Not Designated as Hedging Instruments
Commodity contracts	Cost of goods sold	$(2.2)	$1.4	$0.4
Foreign exchange contracts	Selling and administration	0.1	—	—

		$(2.1)	$1.4	$0.4

The ineffective portion of changes in fair value resulted in zero charged or credited to earnings for the years ended December 31, 2015, 2014 and 2013.

Credit Risk and Collateral

By using derivative instruments, we are exposed to credit and market risk. If a counterparty fails to fulfill its performance obligations under a derivative contract, our credit risk will equal the fair-value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes us, thus creating a repayment risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, assume no repayment risk. We minimize the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties. We monitor our positions and the credit ratings of our counterparties, and we do not anticipate non-performance by the counterparties.

Based on the agreements with our various counterparties, cash collateral is required to be provided when the net fair value of the derivatives, with the counterparty, exceed a specific threshold. If the threshold is exceeded, cash is either provided by the counterparty to us if the value of the derivatives is our asset, or cash is provided by us to the counterparty if the value of the derivatives is our liability. As of December 31, 2015, the amount recognized in accrued liabilities for cash collateral provided by us to counterparties was $5.6 million. As of December 31, 2014, this threshold was not exceeded. In all instances where we are party to a master netting agreement, we offset the receivable or payable recognized upon payment of cash collateral against the fair value amounts recognized for derivative instruments that have also been offset under such master netting agreements.

FAIR VALUE MEASUREMENTS

Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities. We are required to separately disclose assets and liabilities measured at fair value on a recurring basis, from those measured at fair value on a nonrecurring basis. Nonfinancial assets measured at fair value on a nonrecurring basis are intangible assets and goodwill, which are reviewed for impairment annually in the fourth quarter and/or when circumstances or other events indicate that impairment may have occurred.

Determining which hierarchical level an asset or liability falls within requires significant judgment. The following table summarizes the assets and liabilities measured at fair value in the consolidated balance sheets:

Balance at December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	($ in millions)
Assets
Interest rate swaps	$—	$1.1	$—	$1.1
Foreign exchange contracts	—	0.1	—	0.1
Liabilities
Interest rate swaps	—	1.6	—	1.6
Commodity forward contracts	—	11.6	—	11.6
Balance at December 31, 2014
Assets
Interest rate swaps	$—	$3.5	$—	$3.5
Liabilities
Interest rate swaps	—	4.5	—	4.5
Commodity forward contracts	—	8.6	—	8.6

For the year ended December 31, 2015, there were no transfers into or out of Level 1 and Level 2.

The following table summarizes the activity for our earn out liability measured at fair value using Level 3 inputs:

	December 31,
	2015	2014
	($ in millions)
Beginning balance	$—	$26.7
Settlements	—	(26.7)

Ending balance	$—	$—

Interest Rate Swaps

The fair value of the interest rate swaps was included in other current assets, current installments of long-term debt and long-term debt as of December 31, 2015. The fair value of the interest rate swaps was included in other assets and long-term debt as of December 31, 2014. These financial instruments were valued using the “income approach” valuation technique. This method used valuation techniques to convert future amounts to a single present amount. The measurement was based on the value indicated by current market expectations about those future amounts. We use interest rate swaps as a means of managing interest expense and floating interest rate exposure to optimal levels.

Commodity Forward Contracts

The fair value of the commodity forward contracts was classified in accrued liabilities as of December 31, 2015 and 2014, with unrealized gains and losses included in accumulated other comprehensive loss, net of applicable taxes. These financial instruments were valued primarily based on prices and other relevant information observable in market transactions involving identical or comparable assets or liabilities including both forward and spot prices for commodities. We use commodity forward contracts for certain raw materials and energy costs such as copper, zinc, lead and natural gas to provide a measure of stability in managing our exposure to price fluctuations.

Foreign Currency Contracts

The fair value of foreign currency contracts was classified within other current assets as of December 31, 2015, with gains and losses included in selling and administration expense as these financial instruments do not meet the criteria to qualify for hedge accounting. We had no fair value of foreign currency contracts as of December 31, 2014. We enter into forward sales and purchase contracts to manage currency risk resulting from purchase and sale commitments denominated in foreign currencies.

Financial Instruments

The carrying values of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value of our long-term debt was determined based on current market rates for debt of similar risk and maturities. The following table summarizes the fair value measurements of debt and the actual debt recorded on our balance sheets:

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total	Amount recorded on balance sheets
	($ in millions)
Balance at December 31, 2015	$—	$3,826.9	$153.0	$3,979.9	$3,848.8
Balance at December 31, 2014	—	531.9	153.0	684.9	666.2

Earn Out

On February 11, 2011 we acquired PolyOne’s 50% interest in SunBelt. With this acquisition, we agreed to a three-year earn out, which had no guaranteed minimum or maximum, based on the performance of SunBelt. The fair value of the earn out was estimated using a probability-weighted discounted cash flow model. This fair value measurement was based on significant inputs not observed in the market. Key assumptions in determining the fair value of the earn out included the discount rate and cash flow projections. The final earn out payment was made in 2014.

For the year ended December 31, 2014, we paid $26.7 million for the earn out related to the 2013 SunBelt performance. The earn out payment for 2014 included $14.8 million that was recognized as part of the original purchase price. The $14.8 million is included as a financing activity in the statement of cash flows.

Nonrecurring Fair Value Measurements

In addition to assets and liabilities that are recorded at fair value on a recurring basis, we record assets and liabilities at fair value on a nonrecurring basis as required by ASC 820. There were no assets measured at fair value on a nonrecurring basis as of December 31, 2015 and 2014.

OTHER FINANCIAL DATA

Quarterly Data (Unaudited)

($ in millions, except per share data)

2015	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Sales	$518.0	$535.4	$533.6	$1,267.4	$2,854.4
Cost of goods sold	433.2	445.5	460.0	1,148.1	2,486.8
Net income (loss)	13.1	42.3	5.9	(62.7)	(1.4)
Net income (loss) per common share:
Basic	0.17	0.55	0.08	(0.39)	(0.01)
Diluted	0.17	0.54	0.08	(0.39)	(0.01)
Common dividends per share	0.20	0.20	0.20	0.20	0.80
Market price of common stock(1)
High	34.34	32.56	27.18	22.13	34.34
Low	22.00	26.77	15.73	16.60	15.73

2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Sales	$577.4	$570.4	$593.6	$499.8	$2,241.2
Cost of goods sold	475.4	463.6	492.3	421.9	1,853.2
Income from continuing operations	29.5	36.6	26.1	12.8	105.0
Income from discontinued operations, net	—	0.7	—	—	0.7
Net income	29.5	37.3	26.1	12.8	105.7
Basic income per common share:
Income from continuing operations	0.37	0.46	0.33	0.16	1.33
Income from discontinued operations, net	—	0.01	—	—	0.01
Net income	0.37	0.47	0.33	0.16	1.34
Diluted income per common share:
Income from continuing operations	0.37	0.46	0.33	0.16	1.32
Income from discontinued operations, net	—	0.01	—	—	0.01
Net income	0.37	0.47	0.33	0.16	1.33
Common dividends per share	0.20	0.20	0.20	0.20	0.80
Market price of common stock(1)
High	29.18	29.28	28.08	25.97	29.28
Low	24.51	26.42	25.23	20.43	20.43

(1)	NYSE composite transactions.

SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

The following condensed consolidating guarantor financial information is presented to comply with the requirements of Rule 3-10 of Regulation S-X.

In October 2015, Spinco (the Issuer) issued $720.0 million aggregate principal amount of the 2023 Notes and $500.0 million aggregate principal amount of the 2025 Notes (collectively, the Notes). The Issuer was formed on March 13, 2015 as a wholly owned subsidiary of TDCC and upon closing of the Acquisition became a 100% owned subsidiary of Olin (the Parent Guarantor). The Notes are fully and unconditionally guaranteed by the Parent Guarantor.

The following condensed consolidating financial information presents the condensed consolidating balance sheets as of December 31, 2015 and 2014, and the related condensed consolidating statements of operations, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2015 of (a) the Parent Guarantor, (b) the Issuer, (c) the non-guarantor subsidiaries, (d) elimination entries necessary to consolidate the Parent Guarantor with the Issuer and the non-guarantor subsidiaries and (e) Olin on a consolidated basis. Investments in consolidated subsidiaries are presented under the equity method of accounting.

In April 2015, the FASB issued ASU 2015-03 and, in August 2015, the FASB issued ASU 2015-15 , which both amend ASC 835-30 “Interest—Imputation of Interest.” These updates require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability while debt issuance costs related to line-of-credit arrangements will continue to be presented as an asset. We adopted ASU 2015-03 and ASU 2015-15 on January 1, 2016 which required retrospective application. Historical balance sheet amounts have been adjusted to reflect the adoption of the updates requiring debt issuance costs to be presented as a direct reduction from the carrying value of the related debt.

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2015

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$119.4	$—	$272.6	$—	$392.0
Receivables, net	107.7	—	679.4	(3.7)	783.4
Intercompany receivables	—	—	995.0	(995.0)	—
Income taxes receivable	34.6	—	1.5	(3.2)	32.9
Inventories	166.0	—	519.2	—	685.2
Current deferred income taxes	—	—	2.7	(2.7)	—
Other current assets	152.1	5.0	4.6	(121.8)	39.9

Total current assets	579.8	5.0	2,475.0	(1,126.4)	1,933.4
Property, plant and equipment, net	508.7	—	3,444.7	—	3,953.4
Investment in Subsidiaries	5,905.0	3,636.3	—	(9,541.3)	—
Deferred income taxes	—	—	104.6	(8.7)	95.9
Other assets	43.5	—	411.1	—	454.6
Long-term receivables—affiliates	—	2,562.6	—	(2,562.6)	—
Intangible assets, net	0.5	—	677.0	—	677.5
Goodwill	—	990.2	1,183.9	—	2,174.1

Total assets	$7,037.5	$7,194.1	$8,296.3	$(13,239.0)	$9,288.9

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt	$192.8	$—	$12.2	$—	$205.0
Accounts payable	36.1	—	576.6	(4.5)	608.2
Intercompany payables	966.0	29.0	—	(995.0)	—
Income taxes payable	2.7	—	8.1	(5.9)	4.9
Accrued liabilities	227.8	—	221.3	(121.0)	328.1

Total current liabilities	1,425.4	29.0	818.2	(1,126.4)	1,146.2
Long-term debt	1,084.0	2,547.4	12.4	—	3,643.8
Accrued pension liability	484.3	—	164.6	—	648.9
Deferred income taxes	32.5	189.7	881.7	(8.7)	1,095.2
Long-term payables—affiliates	1,296.4	286.5	979.7	(2,562.6)	—
Other liabilities	296.1	—	39.9	—	336.0

Total liabilities	4,618.7	3,052.6	2,896.5	(3,697.7)	6,870.1
Commitments and contingencies
Shareholders’ equity:
Common stock	165.1	—	14.6	(14.6)	165.1
Additional paid-in capital	2,236.4	4,146.1	4,789.6	(8,935.7)	2,236.4
Accumulated other comprehensive loss	(492.5)	—	(31.7)	31.7	(492.5)
Retained earnings	509.8	(4.6)	627.3	(622.7)	509.8

Total shareholders’ equity	2,418.8	4,141.5	5,399.8	(9,541.3)	2,418.8

Total liabilities and shareholders’ equity	$7,037.5	$7,194.1	$8,296.3	$(13,239.0)	$9,288.9

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2014

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$239.4	$—	$17.4	$—	$256.8
Receivables, net	107.3	—	155.8	—	263.1
Intercompany receivables	—		617.1	(617.1)	—
Income taxes receivable	21.4	—	0.2	—	21.6
Inventories	136.1	—	74.0	—	210.1
Current deferred income taxes	41.9	—	12.3	—	54.2
Other current assets	99.0	—	1.9	(90.6)	10.3

Total current assets	645.1	—	878.7	(707.7)	816.1
Property, plant and equipment, net	505.3	—	425.7	—	931.0
Investment in Subsidiaries	1,683.9	—	—	(1,683.9)	—
Deferred income taxes	61.2	—	—	(48.7)	12.5
Other assets	48.4	—	10.6	—	59.0
Intangible assets, net	0.5	—	123.0	—	123.5
Goodwill	—	—	747.1	—	747.1

Total assets	$2,944.4	$—	$2,185.1	$(2,440.3)	$2,689.2

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt	$4.2	$—	$12.2	$—	$16.4
Accounts payable	54.0	—	93.4	(0.6)	146.8
Intercompany payables	617.1		—	(617.1)	—
Income taxes payable	0.2	—	—	—	0.2
Accrued liabilities	137.0	—	167.3	(90.0)	214.3

Total current liabilities	812.5	—	272.9	(707.7)	377.7
Long-term debt	624.9	—	24.9	—	649.8
Accrued pension liability	179.1	—	2.9	—	182.0
Deferred income taxes	—	—	155.8	(48.7)	107.1
Other liabilities	314.6	—	44.7	—	359.3

Total liabilities	1,931.1	—	501.2	(756.4)	1,675.9
Commitments and contingencies
Shareholders’ equity:
Common stock	77.4	—	14.6	(14.6)	77.4
Additional paid-in capital	788.3	—	1,221.2	(1,221.2)	788.3
Accumulated other comprehensive loss	(443.1)	—	(19.0)	19.0	(443.1)
Retained earnings	590.7	—	467.1	(467.1)	590.7

Total shareholders’ equity	1,013.3	—	1,683.9	(1,683.9)	1,013.3

Total liabilities and shareholders’ equity	$2,944.4	$—	$2,185.1	$(2,440.3)	$2,689.2

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

December 31, 2015

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Sales	$1,215.4	$—	$2,002.5	$(363.5)	$2,854.4
Operating expenses:
Cost of goods sold	1,057.8	—	1,792.5	(363.5)	2,486.8
Selling and administration	110.4	—	76.1	—	186.5
Restructuring charges	0.7	—	2.0	—	2.7
Acquisition-related costs	117.9	—	5.5	—	123.4
Other operating (loss) income	(4.0)	—	49.7	—	45.7

Operating (loss) income	(75.4)	—	176.1	—	100.7
Earnings of non-consolidated affiliates	1.7	—	—	—	1.7
Equity income (loss) in subsidiaries	90.2	19.7	—	(109.9)	—
Interest expense	60.9	37.0	4.5	(5.4)	97.0
Interest income	3.1	—	3.4	(5.4)	1.1
Other income (expense)	0.4	—	(0.2)	—	0.2

Income (loss) before taxes	(40.9)	(17.3)	174.8	(109.9)	6.7
Income tax (benefit) provision	(39.5)	(12.7)	60.3	—	8.1

Net (loss) income	$(1.4)	$(4.6)	$114.5	$(109.9)	$(1.4)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

December 31, 2014

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Sales	$1,373.2	$—	$1,285.5	$(417.5)	$2,241.2
Operating expenses:
Cost of goods sold	1,148.1	—	1,122.6	(417.5)	1,853.2
Selling and administration	90.8	—	75.4	—	166.2
Restructuring charges	4.8	—	10.9	—	15.7
Acquisition-related costs	4.2	—	—	—	4.2
Other operating income	0.9	—	0.6	—	1.5

Operating income	126.2	—	77.2	—	203.4
Earnings of non-consolidated affiliates	1.7	—	—	—	1.7
Equity income (loss) in subsidiaries	48.8	—	—	(48.8)	—
Interest expense	47.0	—	1.3	(4.5)	43.8
Interest income	2.5	—	3.3	(4.5)	1.3
Other income	0.1	—	—	—	0.1

Income (loss) from continuing operations before taxes	132.3	—	79.2	(48.8)	162.7
Income tax provision	27.3	—	30.4	—	57.7

Income (loss) from continuing operations	105.0	—	48.8	(48.8)	105.0
Income from discontinued operations, net	0.7	—	—	—	0.7

Net income (loss)	$105.7	$—	$48.8	$(48.8)	$105.7

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

December 31, 2013

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Sales	$1,379.4	$—	$1,569.6	$(434.0)	$2,515.0
Operating expenses:
Cost of goods sold	1,159.3	—	1,308.4	(434.0)	2,033.7
Selling and administration	132.8	—	57.2	—	190.0
Restructuring charges	5.5	—	—	—	5.5
Acquisition-related costs	—	—	—	—	—
Other operating income	0.6	—	0.1	—	0.7

Operating income	82.4	—	204.1	—	286.5
Earnings of non-consolidated affiliates	2.8	—	—	—	2.8
Equity income (loss) in subsidiaries	129.8	—	—	(129.8)	—
Interest expense	37.8	—	7.9	(7.1)	38.6
Interest income	4.4	—	3.3	(7.1)	0.6
Other (expense) income	(0.1)	—	(1.2)	—	(1.3)

Income (loss) before taxes	181.5	—	198.3	(129.8)	250.0
Income tax provision	2.9	—	68.5	—	71.4

Net income (loss)	$178.6	$—	$129.8	$(129.8)	$178.6

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

December 31, 2015

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net (loss) income	$(1.4)	$(4.6)	$114.5	$(109.9)	$(1.4)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments, net	(9.8)	—	(9.8)	9.8	(9.8)
Unrealized losses on derivative contracts, net	(2.7)	—	—	—	(2.7)
Pension and postretirement liability adjustments, net	(78.8)	—	(5.1)	5.1	(78.8)
Amortization of prior service costs and actuarial losses, net	41.9	—	2.3	(2.3)	41.9

Total other comprehensive (loss) income, net of tax	(49.4)	—	(12.6)	12.6	(49.4)

Comprehensive (loss) income	$(50.8)	$(4.6)	$101.9	$(97.3)	$(50.8)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

December 31, 2014

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net income (loss)	$105.7	$—	$48.8	$(48.8)	$105.7
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments, net	(1.8)	—	(1.8)	1.8	(1.8)
Unrealized losses on derivative contracts, net	(5.1)	—	—	—	(5.1)
Pension and postretirement liability adjustments, net	(86.6)	—	(3.2)	3.2	(86.6)
Amortization of prior service costs and actuarial losses, net	15.5	—	1.4	(1.4)	15.5

Total other comprehensive (loss) income, net of tax	(78.0)	—	(3.6)	3.6	(78.0)

Comprehensive income (loss)	$27.7	$—	$45.2	$(45.2)	$27.7

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

December 31, 2013

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net income (loss)	$178.6	$—	$129.8	$(129.8)	$178.6
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net	(2.6)	—	(2.6)	2.6	(2.6)
Unrealized losses on derivative contracts, net	(3.8)	—	—	—	(3.8)
Pension and postretirement liability adjustments, net	(7.7)	—	(1.4)	1.4	(7.7)
Amortization of prior service costs and actuarial losses, net	20.3	—	1.1	(1.1)	20.3

Total other comprehensive income (loss), net of tax	6.2	—	(2.9)	2.9	6.2

Comprehensive income (loss)	$184.8	$—	$126.9	$(126.9)	$184.8

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

December 31, 2015

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net Operating Activities	$(70.6)	$—	$287.7	$—	$217.1

Investing Activities
Capital expenditures	(74.0)	—	(56.9)	—	(130.9)
Business acquired and related transactions, net of cash acquired	(408.1)	—	—	—	(408.1)
Proceeds from disposition of property, plant and equipment	1.7	—	24.5	—	26.2
Distributions from affiliated companies, net	8.8	—	—	—	8.8

Net investing activities	(471.6)	—	(32.4)	—	(504.0)

Financing Activities
Long-term debt:
Borrowings	1,275.0	—	—	—	1,275.0
Repayments	(149.5)	—	(581.2)	—	(730.7)
Stock options exercised	2.2	—	—	—	2.2
Excess tax benefits from stock-based compensation	0.4	—	—	—	0.4
Dividends paid	(79.5)	—	—	—	(79.5)
Debt and equity issuance costs	(35.2)	(10.0)	—	—	(45.2)
Intercompany financing activities	(591.2)	10.0	581.2		—

Net financing activities	422.2	—	—	—	422.2

Effect of exchange rate changes on cash and cash equivalents	—	—	(0.1)	—	(0.1)

Net (decrease) increase in cash and cash equivalents	(120.0)	—	255.2	—	135.2
Cash and cash equivalents, beginning of year	239.4	—	17.4	—	256.8

Cash and cash equivalents, end of year	$119.4	$—	$272.6	$—	$392.0

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

December 31, 2014

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net Operating Activities	$134.7	$—	$24.5	$—	$159.2

Investing Activities
Capital expenditures	(51.3)	—	(20.5)	—	(71.8)
Proceeds from disposition of property, plant and equipment	3.5	—	2.1	—	5.6
Restricted cash activity, net	4.2	—	—	—	4.2
Other investing activities	—	—	0.3	—	0.3

Net investing activities	(43.6)	—	(18.1)	—	(61.7)

Financing Activities
Long-term debt:
Borrowings	150.0	—	—	—	150.0
Repayments	(150.2)	—	(12.2)	—	(162.4)
Earn out payment - SunBelt	—	—	(14.8)	—	(14.8)
Common stock repurchased and retired	(64.8)	—	—	—	(64.8)
Stock options exercised	6.6	—	—	—	6.6
Excess tax benefits from stock-based compensation	1.1	—	—	—	1.1
Dividends paid	(63.0)	—	—	—	(63.0)
Debt and equity issuance costs	(1.2)	—	—	—	(1.2)
Intercompany financing activities	(27.0)	—	27.0	—	—

Net financing activities	(148.5)	—	—	—	(148.5)

Net (decrease) increase in cash and cash equivalents	(57.4)	—	6.4	—	(51.0)
Cash and cash equivalents, beginning of year	296.8	—	11.0	—	307.8

Cash and cash equivalents, end of year	$239.4	$—	$17.4	$—	$256.8

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

December 31, 2013

(In millions)

	Parent Guarantor	Issuer	Subsidiary Non- Guarantor	Eliminations	Total
Net Operating Activities	$336.9	$—	$(19.9)	$—	$317.0

Investing Activities
Capital expenditures	(63.6)	—	(27.2)	—	(90.8)
Proceeds from sale/leaseback of equipment	—	—	35.8	—	35.8
Proceeds from disposition of property, plant and equipment	3.7	—	0.9	—	4.6
Distributions from affiliated companies, net	1.5	—	—	—	1.5
Distributions from consolidated subsidiaries, Net	7.9	—	—	(7.9)	—
Restricted cash activity, net	7.7	—	—	—	7.7
Other investing activities	—	—	(2.6)	—	(2.6)

Net investing activities	(42.8)	—	6.9	(7.9)	(43.8)

Financing Activities
Long-term debt repayments	(11.5)	—	(12.2)	—	(23.7)
Earn out payment - SunBelt	—	—	(17.1)	—	(17.1)
Common stock repurchased and retired	(36.2)	—	—	—	(36.2)
Stock options exercised	8.8	—	—	—	8.8
Excess tax benefits from stock-based compensation	1.6	—	—	—	1.6
Dividends paid	(64.0)	—	(7.9)	7.9	(64.0)
Intercompany financing activities	(29.3)	—	29.3	—	—

Net financing activities	(130.6)	—	(7.9)	7.9	(130.6)

Net increase (decrease) in cash and cash equivalents	163.5	—	(20.9)	—	142.6
Cash and cash equivalents, beginning of year	133.3	—	31.9	—	165.2

Cash and cash equivalents, end of year	$296.8	$—	$11.0	$—	$307.8